                                                                   Exhibit 10.23


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                                  $150,000,000


                                CREDIT AGREEMENT


                                      among


                            THE GRAND UNION COMPANY,

                                  VARIOUS BANKS

                                       and

                             BANKERS TRUST COMPANY,

                                    as AGENT

                       __________________________________


        Dated as of January 30, 1995, as amended through February 15, 1995

                       __________________________________




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Section 1.  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.01  Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.02  Minimum Amount of Each Borrowing. . . . . . . . . . . . . . . . .   4
     1.03  Notice of Borrowing . . . . . . . . . . . . . . . . . . . . . . .   4
     1.04  Disbursement of Funds . . . . . . . . . . . . . . . . . . . . . .   5
     1.05  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.06  Conversions . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.07  Pro Rata Borrowings . . . . . . . . . . . . . . . . . . . . . . .   7
     1.08  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.09  Interest Periods. . . . . . . . . . . . . . . . . . . . . . . . .   8
     1.10  Increased Costs, Illegality, etc. . . . . . . . . . . . . . . . .   9
     1.11  Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     1.12  Change of Applicable Lending Office . . . . . . . . . . . . . . .  13
     1.13  Replacement of Banks. . . . . . . . . . . . . . . . . . . . . . .  13

Section 2.  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . .  14
     2.01  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.02  Minimum Stated Amount . . . . . . . . . . . . . . . . . . . . . .  16
     2.03  Letter of Credit Requests . . . . . . . . . . . . . . . . . . . .  17
     2.04  Letter of Credit Participations . . . . . . . . . . . . . . . . .  17
     2.05  Agreement to Repay Letter of Credit
             Drawings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.06  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . .  21

Section 3.  Fees; Commitment; Reductions of
             Commitments . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.01  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.02  Voluntary Reduction of Commitments. . . . . . . . . . . . . . . .  24
     3.03  Mandatory Reductions of Commitments . . . . . . . . . . . . . . .  24

Section 4.  Prepayments; Payments. . . . . . . . . . . . . . . . . . . . . .  24
     4.01  Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . . .  24
     4.02  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . .  25
     4.03  Method and Place of Payment . . . . . . . . . . . . . . . . . . .  26
     4.04  Net Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 5.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . . .  29
     5.01  Conditions to the Effective Date. . . . . . . . . . . . . . . . .  29
     5.02  Conditions to All Credit Events . . . . . . . . . . . . . . . . .  32

Section 6.  Representations, Warranties and
              Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                                       (i)

     6.01  Corporate Status. . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.02  Corporate Power and Authority . . . . . . . . . . . . . . . . . .  34
     6.03  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.04  Governmental Approvals. . . . . . . . . . . . . . . . . . . . . .  35
     6.05  Priority; Security Interests. . . . . . . . . . . . . . . . . . .  35
     6.06  Financial Statements; Financial
             Condition; Undisclosed Liabilities; etc.. . . . . . . . . . . .  36
     6.07  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.08  True and Complete Disclosure. . . . . . . . . . . . . . . . . . .  37
     6.09  Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . .  37
     6.10  Tax Returns and Payments. . . . . . . . . . . . . . . . . . . . .  37
     6.11  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . .  38
     6.12  Ownership; Subsidiaries . . . . . . . . . . . . . . . . . . . . .  38
     6.13  Compliance with Statutes, etc . . . . . . . . . . . . . . . . . .  38
     6.14  Investment Company Act. . . . . . . . . . . . . . . . . . . . . .  40
     6.15  End of Fiscal Years; Fiscal Quarters. . . . . . . . . . . . . . .  40
     6.16  The Orders. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Section 7.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . .  40
     7.01  Information Covenants . . . . . . . . . . . . . . . . . . . . . .  40
     7.02  Books, Records and Inspections. . . . . . . . . . . . . . . . . .  45
     7.03  Good Repair; Insurance. . . . . . . . . . . . . . . . . . . . . .  45
     7.04  Corporate Franchises. . . . . . . . . . . . . . . . . . . . . . .  46
     7.05  Compliance with Statutes, etc.. . . . . . . . . . . . . . . . . .  46
     7.06  End of Fiscal Years; Fiscal Quarters. . . . . . . . . . . . . . .  48
     7.07  Performance of Obligations. . . . . . . . . . . . . . . . . . . .  48
     7.08  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  48
     7.09  Cash Concentration Requirements . . . . . . . . . . . . . . . . .  49
     7.10  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     7.11  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  51

Section 8.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . .  51
     8.01  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     8.02  Consolidation, Merger, Sale of
             Assets, etc . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     8.03  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.04  Operating Leases. . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.05  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.06  Advances, Investments and Loans . . . . . . . . . . . . . . . . .  56
     8.07  Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . .  58
     8.08  Limitation on Repayments, etc . . . . . . . . . . . . . . . . . .  58
     8.09  Transactions with Affiliates. . . . . . . . . . . . . . . . . . .  59
     8.10  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     8.11  Chapter 11 Claims . . . . . . . . . . . . . . . . . . . . . . . .  59
     8.12  Minimum EBITDA. . . . . . . . . . . . . . . . . . . . . . . . . .  59
     8.13  Interest Coverage Ratio . . . . . . . . . . . . . . . . . . . . .  60


                                      (ii)

     8.14  Restriction on Payment Restrictions Affecting Subsidiaries. . . .  60

Section 9.  Events of Default. . . . . . . . . . . . . . . . . . . . . . . .  61
     9.01  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     9.02  Representations, etc. . . . . . . . . . . . . . . . . . . . . . .  61
     9.03  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     9.04  The Case, etc . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     9.05  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     9.06  Credit Documents. . . . . . . . . . . . . . . . . . . . . . . . .  63
     9.07  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     9.08  Change of Control, etc. . . . . . . . . . . . . . . . . . . . . .  63

Section 10.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .  65

Section 11.  The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

Section 12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  91
     12.01  Payment of Expenses, etc . . . . . . . . . . . . . . . . . . . .  91
     12.02  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
     12.03  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
     12.04  Benefit of Agreement . . . . . . . . . . . . . . . . . . . . . .  93
     12.05  No Waiver; Remedies Cumulative . . . . . . . . . . . . . . . . .  95
     12.06  Payments Pro Rata. . . . . . . . . . . . . . . . . . . . . . . .  96
     12.07  Calculations; Computations . . . . . . . . . . . . . . . . . . .  96
     12.08  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .  97
     12.09  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     12.10  Headings Descriptive . . . . . . . . . . . . . . . . . . . . . .  97
     12.11  Amendment or Waiver. . . . . . . . . . . . . . . . . . . . . . .  97
     12.12  Domicile of Loans. . . . . . . . . . . . . . . . . . . . . . . .  98
     12.13  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .  98
     12.14  Registry . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

Section 13.  Grant of Security Interest; Remedies. . . . . . . . . . . . . . 100
     13.01  Grant of Security Interests. . . . . . . . . . . . . . . . . . . 100
     13.02  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . 101
     13.03  Remedies; Obtaining the Collateral
          Upon Default . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
     13.04  Remedies; Disposition of the Collateral. . . . . . . . . . . . . 103
     13.05  Waiver of Claims . . . . . . . . . . . . . . . . . . . . . . . . 104
     13.06  Application of Proceeds. . . . . . . . . . . . . . . . . . . . . 104
     13.07  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . 105
     13.08  Discontinuance of Proceedings. . . . . . . . . . . . . . . . . . 105


                                      (iii)

ANNEX A       THE AGENT

SCHEDULE I          Commitments
SCHEDULE II         Certain Mortgaged Property
SCHEDULE III        Undisclosed Liabilities
SCHEDULE IV         ERISA Matters
SCHEDULE V          Insurance
SCHEDULE VI         Permitted Existing Liens
SCHEDULE VII        Existing Indebtedness
SCHEDULE VIII       Bank Accounts


EXHIBIT A           Notice of Borrowing
EXHIBIT B-1         Revolving Note
EXHIBIT B-2         Swingline Note
EXHIBIT C           Letter of Credit Request
EXHIBIT D           4.04(b)(ii) Certificate
EXHIBIT E           Officer's Certificate
EXHIBIT F-1         Opinion of Counsel to the Borrower
EXHIBIT F-2         Opinion of White & Case
EXHIBIT G-1         Interim Order
EXHIBIT G-2         Final Order
EXHIBIT H           Cash Collateral Order
EXHIBIT I           Borrowing Base Certificate
EXHIBIT J           Assignment and Assumption Agreement
EXHIBIT K           Confidentiality Agreement
EXHIBIT L           L/C Reimbursement Agreement


                                      (iv)

          CREDIT AGREEMENT, dated as of January 30, 1995, among The Grand Union Company, a Delaware corporation (the "Borrower"), as debtor and debtor-in-possession under chapter 11 of Title 11 of the United States Code entitled "Bankruptcy" (the "Bankruptcy Code"), the Banks from time to time party hereto and BANKERS TRUST COMPANY, acting in the manner and to the extent described in Annex A hereto (in such capacity, the "Agent"). All capitalized terms used herein shall have the meanings provided in Section 10.


                             W I T N E S S E T H :


          WHEREAS, on January 25, 1995 (the "Filing Date") the Borrower filed a voluntary petition with the Bankruptcy Court initiating the Case and has continued in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

          WHEREAS, the Borrower has applied to the Banks for a credit facility in an aggregate principal amount not to exceed $150,000,000 (subject to optional and mandatory reductions in accordance with Sections 3.02 and 3.03, respectively);

          WHEREAS, the Borrower has been unable to obtain debtor-in-possession financing on an unsecured basis;

          WHEREAS, to provide security for the repayment of the Loans, the reimbursement of any drafts drawn under Letters of Credit and the other obligations of the Borrower hereunder and the other Credit Documents, the Borrower will provide to the Agent and the Banks the following (each as more fully described herein):

          (a) a first priority Lien from the Borrower in the Collateral perfected by operation of the Orders senior to all Liens other than Permitted First Liens and subject to the Carve-Out; and

          (b) with respect to the obligations of the Borrower hereunder and the other Credit Documents, an allowed administrative expense claim in the Case pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, including, without limitation, administra-tive expenses arising under or out of any superseding proceeding under Chapter 7 of the Bankruptcy Code, subject only to the Carve-Out.

          WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein;


          NOW, THEREFORE, IT IS AGREED:


          Section 1.  LOANS.

          1.01 COMMITMENTS. (a) Subject to and upon the terms and conditions set forth herein, each Bank severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, a loan or loans to the Borrower (each a "Revolving Loan" and collectively the "Revolving Loans"), which Revolving Loans (i) shall, at the option of the Borrower, be either Base Rate Loans or Eurodollar Loans, PROVIDED that (x) Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and (y) no Eurodollar Loans may be incurred prior to the earlier of (A) the sixtieth day following the Effective Date and (B) the Syndication Date, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to such Bank's Adjusted Percentage of the sum of the aggregate principal amount of all Swingline Loans then outstanding and all Letter of Credit Outstandings, equals the Commitment of such Bank at such time, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Swingline Loans then outstanding and the aggregate amount of Letter of Credit Outstandings at such time, the Borrowing Base (v) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Swingline Loans then outstanding and the aggregate amount of Letter of Credit Outstandings at such time, the Authorized Facility Amount.

          (b) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each a "Swingline Loan," and collectively the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and all Letter of Credit Outstandings at such time, the Borrowing Base, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Loans then outstanding and all Letter of Credit Outstandings at such time, the Authorized Facility Amount, (v) shall not exceed in aggregate principal amount at any time, when combined with the aggregate principal amount of all Loans made by Non-Defaulting Banks then outstanding and all Letter of Credit Outstandings at such time, the Adjusted Total Commitment and (vi) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. BTCo will not make a Swingline Loan after it has received written notice from the Required Banks that one or more of the applicable conditions to Credit Events specified in Section 5 are not then satisfied.

          (c) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (PROVIDED that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under
Section 9.04), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks PRO RATA based on each Bank's Adjusted Percentage, and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make such Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in
Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Commitment or Adjusted Total Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, each Bank (other than BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Adjusted Percentages, PROVIDED that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing same from and after such date of purchase.

          (d) More than one Borrowing may occur on the same date, but Eurodollar Loans comprising no more than ten Borrowings may be outstanding at any time.

          1.02 MINIMUM AMOUNT OF EACH BORROWING. The aggregate principal amount of each Borrowing shall be not less than the Minimum Borrowing Amount for such Borrowing.

          1.03 NOTICE OF BORROWING. (a) Whenever the Borrower desires to incur Revolving Loans hereunder (excluding pursuant to Mandatory Borrowings), it shall give the Agent at its Notice Office at least one Business Day's prior notice of each Base Rate Loan and at least three Business Days' prior notice of each Eurodollar Loan to be made hereunder, PROVIDED that any such notice shall be deemed to have been given on a certain day only if received by the Agent before 12:00 Noon (New York time) on such day. Each such notice (each a "Notice of Borrowing") shall be irrevocable and shall be in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day) and whether the Revolving Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Agent shall promptly give each Bank notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. Notices of Borrowing shall be given in writing or by telephone, if promptly confirmed in writing.

          (b) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give BTCo not later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (iii) any other terms to be applicable to such Borrowing of Swingline Loans.

         (c)   Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

          1.04 DISBURSEMENT OF FUNDS. (a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Bank will make available its pro rata portion of each Borrowing requested to be made on such date to the Agent, in Dollars and in immediately available funds at the Payment Office, and promptly thereafter the Agent will make available to the Borrower by depositing same in the Borrower's account at the Payment Office the aggregate of the amounts so made available by the Banks. Unless the Agent shall have been notified by any Bank prior to the date of any such Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any such Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, the overnight Federal Funds Rate and
(ii) if recovered from the Borrower, the then applicable rate for Base Rate Loans or Eurodollar Loans, as the case may be, as determined in accordance with
Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

          (b) No later than 12:00 noon (New York time) or, in the event that notice of a Borrowing of Swingline Loans is given on the proposed date of such Borrowing, no later than 2:00 P.M. (New York time), on the date specified by the Borrower for each Borrowing of Swingline Loans, the Agent or BTCo, as the case may be, will make the full amount thereof available to the Borrower by depositing same in the Borrower's account at the Payment Office and in immediately available funds. The proceeds of each Mandatory Borrowing shall be applied as provided in Section 1.01(c).

          1.05 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, (i) all Revolving Loans made by each Bank shall be evidenced by a promissory note duly executed and delivered to such Bank by the Borrower substantially in the form of Exhibit B-1 hereto (each a "Revolving Note" and collectively the "Revolving Notes") and (ii) all Swingline Loans made by BTCo shall be evidenced by a promissory note duly executed and delivered to BTCo by the Borrower substantially in the form of Exhibit B-2 hereto (the "Swingline Note").

          (b) Each Revolving Note issued to each Bank shall (i) be payable to the order of such Bank or its registered assigns and be dated the Effective Date, (ii) be in a stated principal amount equal to the Commitment of such Bank as in effect on the date of issuance thereof and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby from time to time,
(iii) mature on the Maturity Date, (iv) bear interest as provided in Section
1.08 in respect of the Base Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby and (v) be entitled to the benefits of this Agreement and all other Credit Documents.

          (c) The Swingline Note issued to BTCo shall (i) be payable to the order of BTCo and be dated the Effective Date, (ii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the amount of Swingline Loans evidenced thereby, (iii) mature on the Swingline Expiry Date,
(iv) bear interest as provided in Section 1.08 in respect of Base Rate Loans and
(v) be entitled to the benefits of this Agreement and all other Credit
Documents.

          1.06 CONVERSIONS. The Borrower shall have the option to convert, on any Business Day occurring on or after the earlier of (A) the 60th day after the Effective Date and (B) the Syndication Date, all or a portion equal to not less than Minimum Borrowing Amount of the outstanding principal amount of the Revolving Loans made to it pursuant to one or more Borrowings of one Type of Revolving Loans into a Borrowing of another Type of Revolving Loan, PROVIDED that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to any single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion and
(iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.01(d). Each such conversion shall be effected by the Borrower giving the Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days' in the case of conversions into Eurodollar Loans or one Business Day's in the case of conversions into Base Rate Loans prior notice (each a "Notice of Conversion") specifying the Revolving Loans to be so converted and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion. Notices of Conversion shall be given in writing or by telephone, if promptly confirmed in writing.

          1.07 PRO RATA BORROWINGS. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their respective Percentages, PROVIDED that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the Banks pro rata on the basis of their respective Adjusted Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Bank to fulfill its Commitment hereunder.

          1.08 INTEREST. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of the Borrowing thereof until the conversion or maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Applicable Margin plus the Base Rate in effect from time to time.

          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the Borrowing thereof until the conversion or maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the Applicable Margin plus the Eurodollar Rate for such Interest Period.

          (c) At any time that a default in the payment of principal of, or interest on, any Loan has occurred and is continuing, principal, and to the extent permitted by law, interest in respect of each Loan shall bear interest at a rate per annum which shall be the greater of (i) 3-1/2% in excess of the Base Rate in effect from time to time and (ii) 2% in excess of the rate of interest otherwise applicable to such Loan. Interest which accrues under this Section 1.08(c) shall be payable on demand.

          (d) Accrued (and theretofore unpaid) interest shall be payable in respect of each Loan (i) monthly in arrears on the last Business Day of each calendar month and (ii) on any prepayment or conversion (on the amount prepaid or converted) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) The Agent shall determine the interest rate applicable to Eurodollar Loans for each Interest Period and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 INTEREST PERIODS. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such a Borrowing (in the case of subsequent Interest Periods), the Borrower shall have the right to elect, by giving the Agent written or telephonic (promptly confirmed in writing) notice thereof, the interest period (each an "Interest Period") applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be either a one, two or three month period, PROVIDED that:

          (i) all Eurodollar Loans comprising a single Borrowing shall have the same Interest Period;

         (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of a different Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

        (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

         (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period may be elected at a time when a Default or Event of Default is then in existence; and

         (vi)  no Interest Period shall extend beyond the Maturity Date.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Borrowing as provided above (or is not permitted to elect an Interest Period by virtue of the application of clause (v) above), the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

          (i) on any date for the determination of the Eurodollar Rate that, by reason of any changes arising after the date of this Agreement affecting the inter-bank Eurodollar market adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

         (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change (excluding any change in the rate of taxes in effect on the date hereof on the overall net income of such Bank imposed by any jurisdiction or political subdivision or taxing authority having authority over such Bank) since the date of this Agreement in any applicable law or governmental rule, regulation, guideline, order or request, whether or not having the force of law (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances affecting the interbank Eurodollar market or such Bank's position in such market; or

        (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank with any law, governmental rule, regulation, guideline or order, or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall on such date give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, within five Business Days of receipt of the notice referred to below, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank acting reasonably and in good faith shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, setting forth the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and
(z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed in writing) thereof on the same date that the Borrower was notified by the Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Agent, either (i) prepay in full each Borrowing pursuant to which an affected Eurodollar Loan is outstanding or (ii) require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan; PROVIDED that, if more than one Bank is similarly affected at any time, then all similarly affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank determines that the adoption or effectiveness of any applicable law or governmental rule, regulation, guideline or order concerning capital adequacy, or any change therein, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law), will have the effect of increasing the amount of capital required to be maintained by such Bank or any corporation controlling such Bank or reduce the rate of return on such capital based on the existence of such Bank's Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Bank, within five Business Days of the receipt of the notice referred to below, such additional amounts as shall be required to compensate such Bank for the increased cost or reduced rate of return on capital to such Bank or such controlling corporation as a result of such increase or reduction of capital, as the case may be. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, PROVIDED that such Bank's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts are payable to it pursuant to this Section 1.10 or Section 2.06, will give prompt written notice thereof, setting forth the basis of the calculation of such amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10 or Section 2.06, as the case may be.

          1.11 COMPENSATION. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans, but excluding any loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10), (ii) if any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto, (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or the Notes of such Bank or (y) any election made pursuant to Section 1.10(b). Calculation of all amounts payable to a Bank under this Section 1.11 in respect of Eurodollar Loans shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; PROVIDED, HOWEVER, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11.

          1.12 CHANGE OF APPLICABLE LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.06 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, PROVIDED that such designation is made on such terms that such Bank and its applicable lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Bank provided in Sections 1.10, 2.06 and 4.04.

          1.13 REPLACEMENT OF BANKS. (x) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) upon the occurrence of any event giving rise to the operation of
Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks or
(z) as provided in Section 12.11(b) in the case of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to either replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Agent or, at the option of the Borrower, to replace only the Commitment (and outstandings pursuant thereto) of the Replaced Bank with an identical Commitment provided by the Replacement Bank, PROVIDED that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstand-ing Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (y) the Agent an amount equal to such Replaced Bank's Adjusted Percentage (for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Bank) of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Bank shall become a Bank hereunder and, unless the respective Replaced Bank continues to have outstanding Commitments hereunder, the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.01 and 12.06), which shall survive as to such Replaced Bank and (y) in the case of a replacement of a Defaulting Bank with a Non-Defaulting Bank, the Adjusted Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement (and to give effect to the replacement of a Defaulting Bank with one or more Non-Defaulting Banks).


          Section 2.  LETTERS OF CREDIT.

          2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request any Issuing Bank in its individual capacity at any time and from time to time on or after the Effective Date and prior to the Maturity Date, to issue, and subject to the terms and conditions contained herein, such Issuing Bank may, and if the Issuing Bank is BTCo, BTCo shall issue, for the account of the Borrower one or more irrevocable letters of credit denominated in Dollars and otherwise in such form as is acceptable to the Agent and such Issuing Bank (each a "Letter of Credit") and in support of obligations similar to those supported by Existing Letters of Credit of the Borrower and any other obligations of the Borrower that are reasonably acceptable to the Agent; PROVIDED that no Letters of Credit shall be issued to (i) replace Existing Letters of Credit outstanding on the Effective Date or (ii) amend Existing Letters of Credit outstanding on the Effective Date.

          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued (x) in the case of a Standby Letter of Credit, the Stated Amount of which, when added to the Letter of Credit Outstandings at such time in respect of Standby Letters of Credit would exceed $20,000,000 or (y) in the case of Commercial Letters of Credit, the Stated Amount of which, when added to Letters of Credit Outstandings relating to Commercial Letters of Credit would exceed $1,000,000, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to all Letter of Credit Outstandings at such time and the aggregate principal amount of all Loans then outstanding, would exceed the Borrowing Base then in effect, (iii) no Letter of Credit shall be issued the Stated Amount of which, when added to all Letter of Credit Outstandings at such time and the aggregate outstanding principal amount of Loans made by Non-Defaulting Banks, would exceed the Adjusted Total Commitment (after giving effect to any reduction thereto on such date), (iv) no Letter of Credit shall be issued the Stated Amount of which, when added to all Letter of Credit Outstandings at such time and the aggregate outstanding principal amount of Loans at such time, would exceed the Authorized Facility Amount, (v) each Standby Letter of Credit shall by its terms terminate on or before the date which occurs 12 months after the date of issuance thereof (although any such Standby Letter of Credit may be extendable for successive periods of up to 12 months but not beyond the Maturity
Date) on terms acceptable to the Issuing Bank) and (vi) each Commercial Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 180 days after the date of issuance thereof and (y) the Maturity Date.

          (c) If any Letter of Credit shall be outstanding on the Consummation Date, the Borrower shall, on or prior to the Consummation Date, (i) cause such Letter of Credit to be returned to the respective Issuing Bank undrawn and cancelled or (ii) either (x) cause a backing letter of credit to be issued to the respective Issuing Bank, in a form satisfactory to such Issuing Bank and the Agent, and issued by a bank satisfactory to such Issuing Bank and the Agent, in an amount equal to 105% of the Stated Amount of such Letter of Credit or (y) deposit cash or Cash Equivalents in the L/C Collateral

Account as security for the reimbursement obligations in connection with such Letter of Credit and such additional obligations, if any, as are set forth in the L/C Reimbursement Agreement in an amount equal to 105% of the Stated Amount of such Letter of Credit. Upon the receipt by the Collateral Agent of letters of credit or cash collateral in accordance with the previous sentence, the respective Letters of Credit relating thereto shall no longer be deemed "Letters of Credit" under this Agreement and shall be deemed letters of credit subject to the L/C Reimbursement Agreement and all reimbursement, payment and indemnity obligations of the Borrower and the Banks shall be governed by terms of the L/C Reimbursement Agreement and not the terms of this Agreement.

          (d) Notwithstanding the foregoing, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any of the applicable conditions contained in Section 5 shall not be met at the time of such issuance or if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of such date and which such Issuing Bank in good faith deems material to it; or

         (ii) such Issuing Bank shall have received notice from any Bank prior to the issuance of such Letter of Credit of the type described in Section 2.03(b).

          2.02 MINIMUM STATED AMOUNT. The Stated Amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as may be acceptable to the Issuing Bank and the Agent.

          2.03 LETTER OF CREDIT REQUESTS. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Agent and the respective Issuing Bank at least three Business Days prior to the issuance thereof (or such shorter period of time as is acceptable to the Issuing Bank), a Letter of Credit Request in the form of Exhibit C attached hereto (each a "Letter of Credit Request").

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that (i) such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Sections 2.01(a) and 2.01(b) and (ii) all of the applicable conditions set forth in
Section 5 shall be met at the time of such issuance. Unless the respective Issuing Bank has received notice from any Bank before it issues a Letter of Credit that one or more of the conditions specified in Section 5 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(b), then such Issuing Bank shall issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank's usual and customary practices. Upon its issuance of or amendment to any Letter of Credit, such Issuing Bank shall promptly notify each Bank of such issuance or amendment and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be.

          2.04 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each other Bank (each such other Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each, a "Participation"), to the extent of such Participant's Adjusted Percentage in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments of the Banks pursuant to Section 12.04(b) or the occurrence of a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the Participations pursuant to this Section 2.04 to reflect the new Adjusted

Percentages of the assignor and assignee Bank or of all Non-Defaulting Banks, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, such Issuing Bank shall have no obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by such Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower or any Participant.

          (c) In the event that any Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.05(a), such Issuing Bank shall promptly notify the Agent of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant's Adjusted Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to such Issuing Bank in Dollars such Participant's Adjusted Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted Percentage of the amount of such payment available to such Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to such Issuing Bank its Adjusted Percentage of any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its Adjusted Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant's Adjusted Percentage of any such payment.

          (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to each Participant which has paid its Adjusted Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the date of the purchase of the respective participations.

          (e) As between the Borrower and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. Further, and not in limitation of the foregoing, absent gross negligence or willful misconduct on its part, no Issuing Bank shall be responsible for the following:

          (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents submitted by any party in connection with the application for and issuance of or any drawing under such Letters of Credit, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;

         (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

        (iii) errors, omissions, interruptions or delays in the transmission or delivery of any messages by mail, cable, telegraph, telecopier, telex or otherwise, whether or not they be in cipher;

         (iv)  errors in interpretation of technical terms;

          (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or the proceeds thereof;

         (vi) the misapplication by the beneficiary of any such Letter of Credit or the proceeds of any drawing of any such Letter of Credit; and

        (vii) any consequences arising from causes beyond the control of such Issuing Bank, including without limitation any acts of governments.

          (f) The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to any counterclaim, set-off or any other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;

         (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuing Bank, any Bank, any Participant or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in such Letter of Credit);

        (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

         (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)  the occurrence of any Default or Event of Default.

          2.05 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse the respective Issuing Bank, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by it under any Letter of Credit (each such amount, so paid until reimbursed, an "Unpaid Drawing"), no later than three Business Days after the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank was reimbursed by the Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans, PROVIDED, HOWEVER, to the extent such amounts are not reimbursed prior to 1:00 P.M.
(New York time) on the third Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by the Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans plus 2%, in each such case, with interest to be payable on demand. The respective Issuing Bank shall give the Borrower prompt notice of each Drawing under any Letter of Credit, PROVIDED that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder.

          (b) The obligations of the Borrower under this Section 2.05 to reimburse the respective Issuing Bank with respect to drawings on Letters of Credit (each, a "Drawing") (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Bank (including in its capacity as issuer of the Letter of Credit or as Participant), or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Bank's only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower.

          2.06 INCREASED COSTS. If at any time after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law), or any change in generally accepted accounting principles, shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Bank or such Participant, or any franchise tax based on the net income or profits of such Bank or Participant, in either case pursuant to the laws of the United States of America, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04(a), then, upon demand to the Borrower by such Issuing Bank or any Participant (a copy of which demand shall be sent by such Issuing Bank or such Participant to the Agent), the Borrower shall pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrower.


          Section 3.  FEES; COMMITMENT; REDUCTIONS OF COMMITMENTS.

          3.01 FEES. (a) The Borrower agrees to pay to the Agent a commitment commission (the "Commitment Commission") for distribution to each Non-Defaulting Bank, for the period from and including the Effective Date until the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate equal to 1/2 of 1% per annum on the daily Unutilized Commitment of such Non-Defaulting Bank. Accrued Commitment Commission shall be due and payable in arrears on the Effective Date and thereafter on the last Business Day of each calendar month, and on the Maturity Date (or upon such earlier date as the Total Commitment shall be first terminated).

          (b) The Borrower agrees to pay the Agent for PRO RATA distribution to the Participants (based upon their respective Adjusted Percentages in each such Letter of Credit) a fee in respect of each Letter of Credit (the "Letter of Credit Fee") for the period from and including the date of issuance of such Letter of Credit to and including the Termination Date of such Letter of Credit, computed at the rate equal to the Applicable Margin for Eurodollar Loans on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit fees shall be due and payable in arrears on the last Business Day of each calendar month and on the Maturity Date (or upon such earlier date as the Total Commitment shall be terminated).

          (c) The Borrower agrees to pay to the Agent for the account of each Issuing Bank a facing fee in respect of each Letter of Credit issued by it (the "Facing Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the Termination Date of such Letter of Credit, computed at the rate of 1/4 of 1% per annum on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable in arrears on the last Business Day of each calendar month and on the Maturity Date (or such earlier date as the Total Commitment shall be terminated).

          (d) The Borrower shall pay to each Issuing Bank, for its own account, such additional expenses and administrative fees in respect of each Letter of Credit as customarily charged by it in respect of similar letters of credit.

          (e) The Borrower shall pay to the Agent, for its own account, such fees as have been mutually agreed by the Agent and the Borrower.

          (f) All computation of Fees shall be made in accordance with Section 12.07(b).

          3.02 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least two Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to permanently reduce the Total Commitment in whole or in part, in integral multiples of $5,000,000, PROVIDED that (x) no such reduction shall exceed the amount of the Aggregate Unutilized Commitments as in effect immediately before giving effect to such reduction and (y) any such reduction shall apply proportionately to reduce the Commitment of each Bank.

          3.03 MANDATORY REDUCTIONS OF COMMITMENTS. (a) The Total Commitment shall be terminated on the Maturity Date.

          (b) The Total Commitment shall be terminated on March 20, 1995 unless the Effective Date has occurred on or before such date.

          (c) The Total Commitment shall be reduced on each date on which any Asset Sale is consummated by an amount equal to the Deemed Proceeds applicable to such Asset Sale. Each partial reduction to the Total Commitment pursuant to this Section 3.03(c) shall be applied proportionately to the Commitment of each Bank.


          Section 4.  PREPAYMENTS; PAYMENTS.

          4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Agent notice, in writing or by telephone, confirmed in writing, of its intent to make a prepayment (x) prior to 11:00 A.M. (New York time) at its Notice Office at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, (y) prior to 11:00 A.M. (New York time) at its Notice Office at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans other than Swingline Loans and (z) prior to 11:00 A.M. (New York time) at its Notice Office on the date of such prepayment in the case of Swingline Loans, which notice in each case shall indicate the amount of such prepayment and the Type to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice (other than in the case of one relating to Swingline Loans) the Agent shall promptly transmit to each of the Banks; and (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least the Minimum Borrowing Amount with respect thereto, PROVIDED that no partial prepayment of Eurodollar Loans shall reduce the outstanding Eurodollar Loans made pursuant to a Borrowing to an amount less than the Minimum Borrowing Amount with respect thereto. Each prepayment pursuant to this Section 4.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Banks making such Loans, PROVIDED that no such prepayment shall be applied to any Loans of a Defaulting Bank at any time when the Loans of any Non-Defaulting Bank exceed such Bank's Percentage of all Loans then outstanding. Prepayments of Eurodollar Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto.

          4.02  MANDATORY PREPAYMENTS.

          (A) REQUIREMENTS. (a) If on any date the sum of the aggregate outstanding principal amount of Loans plus the Letter of Credit Outstandings exceeds the Borrowing Base as then in effect, the Borrower shall repay on such date that principal amount of Loans as is equal to such excess. If on any date the sum of the aggregate outstanding principal amount of Loans made by Non-Defaulting Banks plus the Letter of Credit Outstandings exceeds the Adjusted Total Commitment as then in effect, the Borrower shall repay on such date that principal amount of Loans as is equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the Letter of Credit Outstandings exceeds either the Borrowing Base or the Adjusted Total Commitment, in each case as then in effect, the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to 105% of such excess and the Agent shall hold such payment in the Concentration Account (and not release same) as security for the obligations of the Borrower.

          (b) If on any date the sum of the outstanding principal amount of the Loans made by a Defaulting Bank exceeds the Commitment of such Defaulting Bank, the Borrower shall repay the Loans of such Defaulting Bank in an amount equal to such excess.

          (B) APPLICATION. With respect to each prepayment of Loans required pursuant to this Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, PROVIDED that: (i) Swingline Loans shall be repaid first to the extent then outstanding; (ii) prepayments of Eurodollar Loans made pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (iii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall immediately be converted into Base Rate Loans;
(iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Banks making such Loans; and (v) notwithstanding the provisions of the preceding clause (iv), no prepayments made pursuant to the second sentence of Section 4.02(A)(a) shall be applied to the Loans of a Defaulting Bank. In the absence of a designation by such Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

          4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Any payments under this Agreement which are made later than 12:00 (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          4.04 NET PAYMENTS. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to
Section 1.13 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to
Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.


          Section 5.  CONDITIONS PRECEDENT.

          5.01 CONDITIONS TO THE EFFECTIVE DATE. This Agreement shall become effective on the date (the "Effective Date") not later than March 20, 1995 on which each of the following conditions is satisfied:

          (a) EXECUTION OF AGREEMENT; NOTES. (i) The Borrower, the Agent and each other institution then a Bank hereunder shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing) or written notice (actually received) at such office that the same has been signed and mailed to it and (ii) there shall have been delivered to the Agent for the account of each of the Banks and BTCo the appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

          (b)  CORPORATE DOCUMENTS; PROCEEDINGS; OFFICER'S CERTIFICATES.
     (i) The Agent shall have received from the Borrower a certificate, dated the Effective Date, signed by a Responsible Officer and attested to by the Secretary or any Assistant Secretary of the Borrower in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of the Borrower and the resolutions of the Borrower referred to in such certificate, and the foregoing shall be satisfactory to the Agent.

         (ii) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated in this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Agent reason-ably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          (c) OPINIONS OF COUNSEL. The Agent shall have received an opinion, addressed to each of the Banks and dated the Effective Date, (i) from counsel to the Borrower covering the matters set forth in Exhibit F-1 and such other matters incident to the transactions contemplated herein as the Agent may reasonably request, (ii) from local counsel satisfactory to the Agent as the Agent may request, which opinions shall be in form and substance satisfactory to the Agent and shall cover the appropriateness of filings and recordings made in respect of the security interests granted pursuant to this Agreement, the other Security Documents and the Orders and such other matters incident to the transactions contemplated herein or therein as the Agent may reasonably request and (iii) from White & Case, special counsel to the Banks, in the form of Exhibit F-2 hereto.

          (d) MORTGAGES. The Borrower shall have duly authorized, executed and delivered mortgages and deeds of trust substantially in the forms of the mortgages and deeds of trust securing the Existing Credit Agreement (as modified, supplemented or amended from time to time, the "Mortgages"), which Mortgages shall cover such of the Real Property owned or leased by the Borrower as is securing the Existing Credit Agreement and listed in
     Schedule II (each a "Mortgaged Property" and collectively, the "Mortgaged Properties").

          (e) ORDER. The Agent shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit G-1 (as such form may be modified in a manner which is acceptable to the Agent and which in the judgment of the Agent could not adversely affect the Banks, the "Interim Order"), and the Interim Order shall have been entered by the Bankruptcy Court and be in full force and effect, and shall not have been reversed, modified or amended in any respect and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of Loans nor the issuance of Letters of Credit nor the performance by the Borrower of any of its obligations hereunder or under the Credit Documents (including providing the Liens and administrative priorities described herein) or under any other instrument or agreement referred to herein shall be the subject of a then effective stay pending appeal.

          (f) CASH COLLATERAL ORDER. The Agent shall have received a certified copy of an Acceptable Cash Collateral Order and such Acceptable Cash Collateral Order shall have been entered by the Bankruptcy Court and be in full force and effect, and shall not have been stayed, reversed, vacated or rescinded.

          (g) PAYMENT OF FEES, ETC. The Borrower shall have paid all costs, fees and expenses owing in connection with the Credit Documents and due to the Agent or the Banks on or before the Effective Date (including, without limitation, legal fees and expenses) to the extent due and notified to the Borrower.

          (h) INITIAL BORROWING BASE CERTIFICATE. The Borrower shall have delivered to the Agent an initial Borrowing Base Certificate meeting the requirements of Section 7.01(d).

          (i) L/C REIMBURSEMENT AGREEMENT. The Borrower, each Bank and each Bank then an Issuing Bank shall have duly authorized, executed and delivered the L/C Reimbursement Agreement which shall be in full force and effect.

          (j) SECURITY INTEREST FILINGS. In furtherance of the grant of security interests by the Borrower provided for in Section 13, the Borrower shall have duly authorized, executed and delivered properly executed financing statements (Form UCC-1) for filing under the UCC of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect under the UCC the security interests purported to be created pursuant to Section 13 of this Agreement.

          (k) ADVERSE CHANGE. From January 20, 1995 to the Effective Date, except as relating to the filing of the Case, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Borrower, the Required Banks or the Agent shall determine (i) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Agent or the Banks, or on the ability of the Borrower to perform its obligations to the Agent or the Banks or (ii) has, or is reasonably likely to have, a Material Adverse Effect; PROVIDED that delays by suppliers in providing, or refusals to provide, goods or services pending the execution and delivery of this Agreement and the availability of debtor-in-possession financing hereunder shall not be deemed to constitute a Material Adverse Effect under this Section 5.01(k).

          (l) LITIGATION. No litigation, except as relating to the filing of the Case, by any entity (private or governmental) shall be pending or threatened (i) with respect to this Agreement or any other Credit Document or (ii) which the Borrower, Agent or the Required Banks shall determine could reasonably be expected to have a Material Adverse Effect.

          5.02 CONDITIONS TO ALL CREDIT EVENTS. The obligation of each Bank to make any Loan and of each Issuing Bank to issue any Letter of Credit, as the case may be, including in each case on the Effective Date, is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

          (a)  NO DEFAULT.  There shall exist no Default or Event of Default.

          (b) REPRESENTATIONS AND WARRANTIES. All representations and warranties herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event unless such representation and warranty expressly indicates that it is being made as of any other specific date (in which case such representation and warranty shall have been true and correct in all material respects on such specific date).

          (c) ORDERS. The Interim Order shall have been entered by the Bankruptcy Court and be in full force and effect and shall not have been reversed, modified or amended in any respect (other than (i) modifications thereto increasing the amount (not to exceed the Total Commitment) available to the Borrower pursuant to this Agreement and (ii) modifications acceptable to the Agent which in the judgment of the Agent could not adversely affect the Banks), PROVIDED that upon the date (the "Additional Credit Date") which is the earlier of (i) the date which is the sixtieth day after the Effective Date and (ii) the date of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the sum of the principal amount of all Loans then outstanding and the Letter of Credit Outstandings, would exceed the Authorized Facility Amount set forth in the Interim Order, the Agent and each of the Banks shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit H-2, as determined by the Agent, or as otherwise acceptable to the Required Banks (the "Final Order"), and at the time of any Credit Event occurring on and after the Additional Credit Date the Final Order shall have been entered by the Bankruptcy Court and be in full force and effect, and shall not have been reversed, modified or amended in any respect (other than modifications acceptable to the Agent which in the judgment of the Agent could not adversely affect the Banks). Additionally, if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by the Borrower of any of its obligations under any of the Credit Documents (including providing the Liens and administrative priorities described herein) shall be the subject of a presently effective stay pending appeal.

          (d)  EFFECTIVE DATE.  The Effective Date shall have occurred.

          (e) NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. In the case of a Borrowing, the Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03. In the case of the issuance of a Letter of Credit, the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all the applicable conditions specified in this Section 5 have been satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be reasonably satisfactory in form and substance to the Agent.

          Section 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make Loans and issue and/or participate in Letters of Credit, the Borrower makes the following representations, warranties and agreements as of the Effective Date (both before and after giving effect to any Credit Event occurring on such date), and as of the date of each subsequent Credit Event, unless such representation and warranty expressly indicates that it is being made on another specific date (in which case such representation and warranty shall have been true and correct in all material respects on such specific date), which shall survive the execution and delivery of this Agreement and the Notes, the making of Loans, and the issuance of Letters of Credit.

          6.01 CORPORATE STATUS. The Borrower and each of its Subsidiaries (other than Chalfont Company Limited, a Bermuda Corporation) (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect.

          6.02 CORPORATE POWER AND AUTHORITY. The Borrower and each of its Subsidiaries has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Credit Documents. The Borrower has duly executed and delivered each of the Credit Documents, and each of the Credit Documents constitutes its legal, valid and binding obligation enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

          6.03 NO VIOLATION. Neither the execution, delivery or performance by the Borrower of the Credit Documents, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Credit Documents) upon any of the property or assets of the Borrower or any Subsidiary of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument in each case entered into on or after the Filing Date to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries' property or assets are bound or to which any of them may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries except, in the case of clauses (i), (ii) and
(iii) above, such violations or contraventions which are excused by virtue of the Borrower's status as debtor-in-possession in the Case.

          6.04 GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except the entry of the Orders) or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          6.05 PRIORITY; SECURITY INTERESTS. (a) The Obligations constitute allowed administrative expense claims in the Case pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code, including, without limitation, administrative expenses arising under or out of any superseding proceeding under Chapter 7 of the Code, subject only to the Carve-Out.

          (b) The Obligations shall be at all times secured by a first priority Lien in all Collateral, subject only to Permitted First Liens and the Carve-Out, perfected by operation of the Orders. The Borrower has good and merchantable or marketable title, if appropriate, to all Collateral free and clear of all Liens, except (i) Liens securing the Obligations, (ii) Permitted First Liens, (iii) Liens subject to the Carve-Out, (iv) Permitted Junior Liens which Liens described in this clause (iv) are junior and subordinate to the Liens securing the Obligations and (v) other liens permitted under Section 8.01. All filings, notices, recordings and other action necessary (other than, prior to the Effective Date, the entry of the Interim Order) to perfect the Liens in the Collateral created pursuant to this

Agreement, the other Security Documents and the Orders have been made, given or accomplished.

          6.06 FINANCIAL STATEMENTS; FINANCIAL CONDITION; UNDISCLOSED LIABILITIES; ETC. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of October 15, 1994 and as of the last day of the most recent full fiscal quarter of the Borrower ended before the Filing Date for which a balance sheet has been filed with the SEC and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the periods ended on such dates and heretofore furnished to the Banks present fairly the financial position of the Borrower and its Subsidiaries as of the dates of such financial statements and the results of operations of the Borrower for periods covered therein subject, in the case of the financial statements relating to the most recent fiscal quarter of the Borrower, to appropriate year-end audit adjustments and the absence of footnote disclosure. All such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied.

          (b) From January 20, 1995 to the Filing Date there was, and since the Filing Date, except as resulting from the commencement of the Case there has been, no Material Adverse Effect.

          (c) Except as reflected in the financial statements (including the footnotes thereto) referred to in Section 6.06(a) or in Schedule III hereto, there were as of the Effective Date no liabilities or obligations (excluding current obligations and liabilities incurred in the ordinary course of business) with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), and no Responsible Officer of the Borrower knows of any basis for the assertion against the Borrower or any of its Subsidiaries of any such liability or obligation, which either individually or in aggregate are or would be reasonably likely to be materially adverse to the Borrower's financial condition or its ability to satisfy the Obligations in accordance with their terms.

          (d) The projections dated January 16, 1995 prepared by the Borrower and delivered to the Agent prior to the Effective Date (the "Projections") are based on good faith estimates and assumptions made by Responsible Officers of the Borrower, and on the Effective Date, such Responsible

Officers believe that the Projections were reasonable and attainable.

          6.07 LITIGATION. There are no actions, suits or proceedings (other than (i) the Case and (ii) objections to the filing of any Reorganization Plan or the confirmation of such Reorganization Plan) pending or, to the best knowledge of any Responsible Officer of the Borrower, threatened that are reasonably likely to cause or create a Material Adverse Effect.

          6.08 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished on or prior to the Effective Date by or on behalf of the Borrower and its Subsidiaries in writing to the Agent or the Banks (including, without limitation, all information contained in the Credit Documents but excluding (i) the Projections and any other forecasts and projections of financial information and results submitted to any Bank, and (ii) factual information which was superseded or replaced prior to the Effective Date) for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate as of the Effective Date in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

          6.09 USE OF PROCEEDS; MARGIN REGULATIONS. (a) All proceeds of Loans shall be used by the Borrower for its working capital and general corporate requirements (and subject to any restrictions on usage set forth in any Acceptable Cash Collateral Order).

          (b) No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          6.10 TAX RETURNS AND PAYMENTS. The Borrower and each of its Subsidiaries has filed all federal income tax returns required to be filed by it and all other material tax returns required to be filed by it and has paid all income and other material taxes payable by it which have become due pursuant to such tax returns and all other material taxes and assessments payable by it which have become due, other than those (x) not yet delinquent, (y) contested in good faith and for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established or (z) the payment of which is excused or stayed as a result of the Borrower's status as a debtor-in-possession in the Case. The Borrower has paid, or has provided adequate book reserves (in the good faith judgment of its management) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

          6.11 COMPLIANCE WITH ERISA. Pursuant to the most recently filed Internal Revenue Service Form 5500, Schedule B for each Plan, no Plan has an Unfunded Current Liability, excluding Plans which are Multiemployer Plans (as defined in Section 4001(a)(3) of ERISA); neither the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; no proceedings have been instituted to terminate any Plan other than pursuant to Section 4041(b) of ERISA; except as set forth in Schedule IV, to the best knowledge of the Borrower no condition exists which presents a material risk to the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA or the Code; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or to the best knowledge of the Borrower is likely to arise on account of any Plan. All representations made in this Section 6.11 with respect to Plans which are Multiemployer Plans (as defined in Section 4001(a)(3) of ERISA) other than with respect to liability incurred pursuant to Section 515, 4201 or 4204 of ERISA shall be to the best knowledge of the Borrower.

          6.12 OWNERSHIP; SUBSIDIARIES. There are no Material Subsidiaries of the Borrower. No Subsidiary of the Borrower owns any material assets or is material to the Borrower.

          6.13 COMPLIANCE WITH STATUTES, ETC. (a) The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its businesses and the ownership of its property, except (x) such noncompliances as are not likely to, in the aggregate, have a Material Adverse Effect or (y) any statute, regulation, order or restriction with which the Borrower is not required to comply by virtue of its status as a debtor-in-possession in the Case or of any order issued in the Case.

          (b) The Borrower and each of its Subsidiaries is in compliance with all applicable federal, state and local environmental laws (including, without limitation, RCRA and CERCLA), regulations and ordinances governing its business, products, properties or assets with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, transportation, labeling or disposal of waste materials or process by-products except for any such failure to comply which either (x) is not likely to have a Material Adverse Effect or (y) is excused by virtue of the status of the Borrower as a debtor-in-possession in the Case or of any order issued in the Case. The Borrower has not been notified that it is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures which either (x) are not likely to have a Material Adverse Effect or (y) are excused or stayed by virtue of the status of the Borrower as a debtor-in-possession in the Case or any other order issued in the Case. All licenses, permits or registrations required for the business of the Borrower and each of its Subsidiaries under any federal, state or local environmental laws, regulations or ordinances have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits or registrations the failure to secure or to comply therewith (x) are not likely to have a Material Adverse Effect or (y) is excused by virtue of the status of the Borrower as a debtor-in-possession in the Case or of any order issued in the Case. Neither the Borrower nor any of its Subsidiaries is in any material respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree issued pursuant to environmental laws to which the Borrower or any of its Subsidiaries is a party, except for such breaches or defaults which either (x) are not likely to have a Material Adverse Effect or (y) are excused by virtue of the status of the Borrower as a debtor-in-possession in the Case or of any other order issued in the Case. There are no legal or governmental proceedings pending or, to the best of the Borrower's knowledge threatened, which
(a) question the validity, term or entitlement of the Borrower or any of its Subsidiaries for any environmental permit, license, order or registration required for the operation of any facility which the Borrower or any of its Subsidiaries currently operates in the United States and

(b) wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

          6.14 INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          6.15 END OF FISCAL YEARS; FISCAL QUARTERS. The last day of the Borrower's fiscal quarters for financial reporting purposes shall be on April 1, 1995, July 22, 1995, October 14, 1995, January 6, 1996 and March 30, 1996.

          6.16 THE ORDERS. The Interim Order has been entered by the Bankruptcy Court and has not been amended, stayed, vacated or rescinded (except
(i) to the extent superseded by the Final Order and (ii) as amended in a manner which is satisfactory to the Agent), and the obligations of the parties to the Credit Documents have not been stayed. On and after the earlier of (i) the sixtieth day after the Effective Date and (ii) the making of any Loan or the issuance of any Letter of Credit on or after the Additional Credit Date, the Final Order shall have been entered by the Bankruptcy Court and shall not have been amended, stayed, vacated or rescinded (except as amended in a manner which is satisfactory to the Agent) and the obligations of the parties to the Credit Documents have not been stayed. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Agent and the Banks shall be entitled to immediate payment in accordance with this Agreement and the Orders of such Obligations without further application to or order by the Bankruptcy Court.


          Section 7. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, unless the Required Banks otherwise consent, on and after the Effective Date and until the Total Commitment has terminated and all Letters of Credit not continued under the L/C Reimbursement Agreement have expired or have been terminated or cancelled, and the Loans, all Unpaid Drawings and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

          7.01  INFORMATION COVENANTS.  The Borrower will furnish to each Bank:

          (a) MONTHLY REPORTS. (i) As soon as practicable, and in any event within 45 days, after the end of each monthly accounting period of each fiscal year, the consolidated balance sheets of the Borrower and its Subsidiaries, as at the end of such period, and the related statements of income and cash flows for such period, setting forth comparative figures for the corresponding period of the previous year, which shall be certified by a Responsible Officer of the Borrower subject to changes resulting from audit and normal year-end audit adjustments.

          (ii) As soon as practicable, and in any event within 30 days after the end of each monthly accounting period of each fiscal year of the Borrower, the "Management Accounts" of the Borrower, in the form prepared for management of the Borrower on the Effective Date.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such quarterly period and the related statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative figures for the related periods in the prior fiscal year, in each case, certified by a Responsible Officer of the Borrower subject to changes resulting from audit and normal year-end audit adjustments.

          (c) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and in the case of such consolidated statements examined by Price Waterhouse LLP (or other independent certified public accountants of recognized national standing acceptable to the Required Banks) whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower or any of its Subsidiaries as a going concern, together, in each case, with a certificate of the accounting firm referred to above stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (d) BORROWING BASE CERTIFICATE. On the Effective Date, and thereafter no later than 12:00 Noon (New York time) on the seventh Business Day following the close of business on each Saturday, (x) a Borrowing Base Certificate in the form of Exhibit I (each a "Borrowing Base Certificate"), dated as of such Saturday and a detailed schedule of (i) Eligible Inventory of the Borrower, in the case of the first Borrowing Base Certificate delivered in any calendar month and (ii) Inventory of the Borrower, in the case of any Borrowing Base Certificate other than as required in clause (i) above, in each case as of such opening day, certified, in each case, by a Responsible Officer of the Borrower.

          (e) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Section 7.01(a), (b) and (c), a certificate of a Responsible Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate, in the case of the certificate delivered pursuant to Section 7.01(a) and (b), shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 8.04, 8.07, 8.08 and Sections 8.12 and 8.13, as at the end of such fiscal quarter or year, as the case may be.

          (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of or any significant development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document.

          (g) OTHER INFORMATION. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries, copies of all press releases and copies of all financial statements, notices and reports that the Borrower or any of its Subsidiaries shall send to analysts or the holders of any publicly issued debt of the Borrower or its Subsidiaries (in each case, to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

          (h) PLEADINGS, ETC. Promptly after the same is available, (x) copies of all material pleadings, motions, applications, judicial information, financial information and other documents (i) filed by or on behalf of the Borrower with the Bankruptcy Court in the Case or (ii) distributed by or on behalf of the Borrower to any official committee appointed in the Case (it being understood that any of the foregoing relating to ordinary course of business matters and customary for bankruptcy proceedings shall not be deemed material for this clause (h)) and (y) copies of all pleadings, motions and applications filed by third parties relating to the Obligations or any Lien securing same, or the preference or priority thereof.

          (i) PLANS' INFORMATION. Upon the request of any Bank or the Agent, promptly after the same is available, copies of the Internal Revenue Service Form 5500, Schedule B, for each Plan, excluding any Plan which is a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), filed on behalf thereof with the Internal Revenue Service.

          (j) BUDGETS; ETC. Not more than 45 days after the commencement of each fiscal year of the Borrower a budget in form satisfactory to the Agent prepared by the Borrower for each of the four fiscal quarters of such fiscal year, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based, which shall be accompanied by a statement of a Responsible Officer of the Borrower to the effect that, to the best of his knowledge, such budget is a reasonable estimate for the period covered thereby. Together with each delivery of consolidated financial statements of the Borrower pursuant to
     Section 7.01(a) and (b), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (d) shall be presented.

          (k) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each other report or "management letter" submitted to the Borrower or its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by it of the books of the Borrower or its Subsidiaries.

          (l) ENVIRONMENTAL MATTERS. Promptly upon obtaining knowledge thereof, notice of (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries unless such Environmental Claim could not, individually or when aggregated with all other such Environmental Claims, reasonably be expected to have a Material Adverse Effect; (ii) any condition or occurrence on any Real Property of the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower, such Subsidiary or any Real Property of the Borrower or such Subsidiary, unless in each case such noncompliance or such Environmental Claim could not, individually or when aggregated with all other such non-compliance claims, reasonably be expected to have a Material Adverse Effect; (iii) any condition or occurrence on any Real Property of the Borrower that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law unless such restrictions could not, individually or when aggregated with all other such restrictions, reasonably be expected to have a Material Adverse Effect; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property of the Borrower or any of its Subsidiaries, unless the presence of such Hazardous Materials and the removal or remedial action in response thereto could not, individ-ually or when aggregated with all such other occurrences or events, reasonably be expected to have a Material Adverse Effect. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto of the Borrower or of its applicable Subsidiary. In addition, the Borrower will provide the Banks with copies of all material written communications with any government or governmental agency relating to Environmental Laws, all communications with any government or governmental agency relating to Environmental Claims, and such detailed reports of any Environmental Claim, in each case as may reasonably be requested in writing from time to time by the Agent or the Required Banks.

          7.02 BOOKS, RECORDS AND INSPECTIONS. (i) The Borrower will, and will cause each of its Subsidiaries to, permit, upon notice any Responsible Officer of the Borrower officers and designated representatives of the Agent or the Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with, and be advised as to the same by, the officers and independent accountants of the Borrower or such Subsidiary, all at such reasonable times and intervals and to such reasonable extent as the Agent or any Bank may request.

          (ii) In addition to the obligations set forth in clause (i) above, the Borrower will permit, and will cause its subsidiaries to permit, a representative designated by the Agent, at the Borrower's expense and after reasonable notice and at reasonable times and intervals, to audit and monitor the Borrower's Inventory and other assets and liabilities in order to, among other things, verify the calculation of the Borrowing Base.

          7.03 GOOD REPAIR; INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, use its best efforts to ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted and, subject to Section 8.07, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, consistent with past practices as in effect prior to the Filing Date. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with carriers rated A-or better by A.M. Best in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage exceed, in each such case, $500,000 per occurrence. At any time that insurance at the levels described in Schedule V is not being maintained by the Borrower and its Subsidiaries, the Borrower will notify the Banks in writing thereof and, if thereafter notified by the Agent to do so, the Borrower will obtain insurance at such levels at least equal to those set forth in Schedule V to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Agent. The Borrower will furnish on the Effective Date and annually thereafter to the Agent a summary of the insurance carried in respect of it and its assets together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee. The provisions of this Section 7.03 shall be deemed to be supplemental to, but not duplicative of, the provisions of
Section 13 and any of the other Security Documents that require the maintenance of insurance.

          7.04 CORPORATE FRANCHISES. The Borrower will, and will cause each of its Subsidiaries (other than Chalfont Company Limited, a Bermuda Corporation) to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority to do business, except where (x) the failure to do so is not reasonably likely to have a Material Adverse Effect or (y) the failure to do so is excused by virtue of the status of the Borrower as a debtor-in-possession in the Case or any order issued in the Case; provided that any transaction permitted by Section
8.02 will not constitute a breach of this Section 7.04.

          7.05 COMPLIANCE WITH STATUTES, ETC. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental
Laws) other than those the non-compliance with which (i) (individually or in the aggregate) would not have a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document to which it is party or (ii) are excused by virtue of the status of the Borrower as a debtor-in-possession in the Case or any order issued in the Case. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any of its Real Property, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for quantities used or stored at such Real Properties in material compliance with all applicable Environmental Laws and required in connection with the normal operation, use and maintenance of such Real Property. If required to do so under any applicable Environmental Law, the Borrower agrees to undertake, and agrees to cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property in accordance with the requirements of all such applicable Environmental Laws and in accordance with orders and directives of all governmental authorities; provided that neither the Borrower nor any of its Subsidiaries shall be required to take any such action where same is being contested by appropriate legal proceedings in good faith by the Borrower or such Subsidiary.

          (b) At the request of the Agent or the Required Banks, at any time and from time to time, but in any event no more frequently than once a year, the Borrower will provide, at the Borrower's sole cost and expense, an environmental site assessment report concerning any Real Property of the Borrower or any Subsidiary, prepared by an environmental consulting firm approved by the Agent, indicating the presence or Release of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property, provided, however, no such request may be made unless the Agent or the Required Banks reasonably believe that (i) the Borrower or any of its Subsidiaries is in material noncompliance with any Environmental Law with respect to such Real Property or (ii) a Default or Event of Default is in existence. If the Borrower fails to provide the same after sixty days' written notice, the Agent may order the same, and the Borrower shall grant and hereby grants to the Agent and the Banks and their agents access to such Real Property at all reasonable times and without unreasonably interfering with the Borrower's operations and specifically grants the Agent and the Banks an irrevocable nonexclusive license, subject to the rights of tenants, to undertake such an assessment all at the Borrower's sole expense.

          7.06 END OF FISCAL YEARS; FISCAL QUARTERS. The Borrower will, for financial reporting purposes, cause (i) each of its, and of each of its Subsidiaries' fiscal years to end on the Saturday closest to the last day of March of each year and (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on dates determined in the same manner as that employed in fiscal year 1994.

          7.07 PERFORMANCE OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations arising after the Filing Date, and not stayed as a result of the Case, under the terms of each agreement by which it is bound, except such non-performances as are not reasonably likely to, in the aggregate, have a Material Adverse Effect.

          7.08 FURTHER ASSURANCES. (a) Whenever and so often as reasonably requested by the Agent, the Borrower will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Collateral Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement, the other Credit Documents and the Orders.

          (b) The Borrower agrees that at any time and from time to time, at the expense of the Borrower, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect and protect any Lien granted or purported to be granted hereby, by the other Credit Documents or the Orders, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or that the Agent may reasonably request, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents and the Orders.

          (c) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Collateral Agent will promptly send the Borrower any financing or continuation statements which it files without the signature of the Borrower and the Collateral Agent will promptly send such Borrower the filing or recordation information with respect thereto. The Borrower hereby further authorizes the Collateral Agent to file, at the Borrower's expense (including for mortgage recording taxes), any Mortgage held by it.

          (d) If a decision is made by the Borrower to cause any of its Subsidiaries to commence a voluntary proceeding under the Bankruptcy Code, the Borrower will cause such proceeding to be commenced before the Bankruptcy Court and in such event the Borrower shall use its best efforts to cause such Subsidiary to become a guarantor or a co-borrower hereunder, and to pledge such Subsidiary's assets in support of the Obligations pursuant to appropriate amendments to this Agreement and other documentation and the approval of the Bankruptcy Court (which shall be satisfactory to the Agent).

          7.09 CASH CONCENTRATION REQUIREMENTS. (a) On or prior to the date of the entry of the Final Order, the Borrower shall have established, and after the entry of the Final Order, the Borrower shall maintain, a cash concentration system satisfactory to the Agent whereby (x) one or more lockbox accounts or concentration accounts have been established by the Borrower at the offices, and under the control of and in the name of, one or more Banks or financial institutions providing lockbox accounts or concentration accounts pursuant to a cash management order entered by the Bankruptcy Court and satisfactory to the Agent to which, together with the Concentration Account, the Borrower shall instruct all account debtors of the Borrower and its Subsidiaries to make payment in respect of all account receivables owing to the Borrower and (y) an account or accounts (collectively, the "Concentration Account") have been established by the Borrower at the Payment Office of, and under the control of, the Agent to which the cash received by, or deposited by, the Borrower at all accounts (including lockbox accounts) at all other financial institutions are transferred on a daily basis, net of disbursements and minimum required balances satisfactory to the Agent, and retransferred back to the Borrower's existing concentration banks on the following Business Day.

          (b) Within three Business Days after any new account is opened by the Borrower, the Borrower shall bring such account into the cash concentration system described in clause (y) above.

          (c) At the request of the Agent or the Required Banks, the Borrower shall provide to the Agent appraisals satisfying applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989 in respect of the Real Property of the Borrower and its Subsidiaries constituting Collateral, in form and substance satisfactory to the Agent.

          7.10 ERISA. As soon as possible and, in any event, within 20 Business Days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events relating to a Plan, the Borrower will deliver to each of the Banks a certificate of Responsible Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower such Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred which could reasonably be expected to result in material liability of the Borrower any of its Subsidiaries or any ERISA Affiliate, that, with respect to a Plan which is not a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), an accumulated funding deficiency has been incurred or an application is intended to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to such a Plan, that a Plan has been or may be terminated (other than pursuant to Section 4041(b) of ERISA), reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code, that proceedings may be or have been instituted to terminate a Plan (other than pursuant to Section 4041(b) of ERISA), that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Borrower any of its Subsidiaries or any ERISA Affiliate will or may incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under Section 4971 or 4975 of the Code or
Section 409 or 502(i) or 502(l) of ERISA. The Borrower will deliver to each of the Banks a complete copy of the Schedule B, "Actuarial Information" to the Internal Revenue Service Annual Report (Form 5500) of each Plan (other than each Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA)) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of (i) annual reports filed by the Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan and (ii) any material, nonroutine notice received by the Borrower or any of its Subsidiaries or any ERISA Affiliate from any governmental agency or court with respect to any Plan, shall in either case be delivered to the Banks no later than 20 Business Days after the date such report or notice has been filed with the Internal Revenue Service or received by the Borrower or such Subsidiary or the ERISA Affiliate, as applicable.

          7.11 PAYMENT OF TAXES. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or of any of its Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (x) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Person) with respect thereto in accordance with generally accepted accounting principals or (y) the payment of which is excused or stayed as a result of the Borrower's status as a debtor-in-possession in the Case.


          Section 8. NEGATIVE COVENANTS. The Borrower agrees that, unless the Required Banks otherwise consent, on and after the Effective Date and until the Total Commitment has terminated and all Letters of Credit not continued under the L/C Reimbursement Agreement have expired or have been terminated or cancelled and the Loans, all Unpaid Drawings and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

          8.01 LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute (except in connection with the Liens permitted below), or apply to the Bankruptcy Court for the authority to do the foregoing, except in connection with, and then only to be effective on or after the Consummation Date in respect of, a Reorganization Plan; PROVIDED that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following:

          (i)  Liens in existence on the Filing Date to the extent described in
     Schedule VI hereto and deemed acceptable by the Agent, without giving effect to any replacements thereof, and then only to the extent of the Indebtedness or obligations secured thereby on the Filing Date ("Permitted Existing Liens") and replacement Liens authorized by the Bankruptcy Court and acceptable to the Agent to the extent encumbering the same or similar property as the Permitted Existing Lien being replaced;

         (ii)  Liens securing the Obligations;

        (iii) Liens created pursuant to any Acceptable Cash Collateral Order and other Liens satisfactory to the Required Banks permitted or created by other orders issued in the Case;

         (iv) Liens securing Indebtedness in the amount permitted by Section 8.05(iii) of or upon (i) any property or assets acquired (whether by purchase, merger or otherwise) after the Filing Date (and not theretofore owned by the Borrower), or (ii) improvements made on any property or assets now owned or hereafter acquired, securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or the making of such improvements or existing at the time of such acquisition (whether or not assumed) or the making of such improvements, as the case may be, if (x) such Lien shall be limited to property or assets so acquired or the improvements so made, (y) the amount of the obligations or Indebtedness secured by such Lien shall not be increased after the date of the acquisition of such property or assets or the making of such improvements and (z) in each instance where the obligations or Indebtedness secured by such Lien constitutes an obligation or Indebtedness of, or is assumed by, the Borrower, the principal amount of the obligation or Indebtedness secured by such Lien shall not be less than 90% and shall not be greater than 100% of the cost or fair market value (which may be determined in good faith by a senior financial officer of the Borrower) of the property or assets or improvements at the time of the acquisition or making thereof;

          (v)  Liens arising under capitalized leases to the extent permitted by
     Section 8.05(iii);

         (vi)  Customary Permitted Liens;

        (vii) Environmental Liens with respect to liabilities or damages not in excess of $3,000,000 at any one time;

       (viii) Liens of a lessor under an operating lease on the property subject to such lease to the extent permitted by Section 8.04; and

         (ix) Liens securing interests of consignors in goods shipped to the Borrower on consignment (and proceeds thereof not to exceed $1,300,000).


          8.02 CONSOLIDATION, MERGER, SALE OF ASSETS, ETC. The Borrower will not and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, or apply to the Bankruptcy Court to do any of the foregoing, except in connection with, and then only to be effective on or after the Consummation Date in respect of, a Reorganization Plan, except that the foregoing shall not preclude:

          (i) sales, exchanges and leases by the Borrower of Inventory, materials and equipment in the ordinary course of business;

         (ii)  Capital Expenditures to the extent not in violation of Section
     8.07;

        (iii) sales of assets by the Borrower at fair market value determined by the board of directors or appropriate officers of the Borrower, so long as after giving effect thereto, the aggregate value of all such assets sold shall not exceed $15,000,000, PROVIDED that the aggregate value of all such assets sold for consideration other than cash in any such fiscal year shall not exceed $2,000,000;

         (iv)  the investments in Subsidiaries of the Borrower permitted by
     Section 8.06(iii);

          (v) mergers of any wholly-owned Subsidiary into any other wholly-owned Subsidiary or into the Borrower, or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to any other wholly-owned subsidiary or to the Borrower.

         (vi) sales of assets arising from the foreclosure or other realization of security interests not constituting an Event of Default under Section 9.04(c);

        (vii) termination by the Borrower (including by way of rejection under the Bankruptcy Code) of leases with third persons;

       (viii) sales in the ordinary course of business of equipment which is no longer used or useful to the business of the Borrower; or

         (ix)  Permitted Sale-Leaseback Transactions.

To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (except to the Borrower or any of its Subsidiaries), such

Collateral shall be sold free and clear of the Liens created by the Credit Documents, and the Collateral Agent shall be authorized to take such actions as it deems appropriate in connection therewith.

          8.03 DIVIDENDS. The Borrower will not, and it will not permit any of its Subsidiaries to, authorize, declare or pay any dividends or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights issued by such Person in respect of any such shares) (all of the foregoing "Dividends") or apply to the Bankruptcy Court for the authority to do so, except (i) in connection with, and only to the extent made on or after the Consummation Date in respect of, a Reorganization Plan, and (ii) any Subsidiary of the Borrower may make distributions to any wholly-owned Subsidiary of the Borrower owning such Subsidiary and to the Borrower.

          8.04 OPERATING LEASES. The Borrower will not, and will not permit its Subsidiaries to, permit the aggregate rent payments (excluding payments arising from Capitalized Lease Obligations, property taxes, insurance costs or maintenance charges, and net of income arising from subleases to third parties entered into in the ordinary course of business), by the Borrower and its Subsidiaries under agreements to rent or lease any real or personal property during any fiscal quarter of the Borrower to exceed $10,000,000.

          8.05 INDEBTEDNESS. The Borrower will not, and will not permit its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, or apply to the Bankruptcy Court for the authority to do so, except in connection with, and only to the extent incurred on or after the Consummation Date in respect of, a Reorganization Plan, except:

          (i) Indebtedness of the Borrower incurred pursuant to this Agreement and the other Credit Documents;

         (ii) Indebtedness of the Borrower incurred prior to, and outstanding on, the Filing Date (including Indebtedness arising from reimbursement obligations for letter of credit drawings occurring after the Filing Date on letters of credit outstanding on the Filing Date) and to the extent such Indebtedness is Indebtedness for borrowed money or reimbursement obligations under letters of credit, such Indebtedness is listed on
     Schedule VII hereto ("Existing Indebtedness"), without giving effect to any extensions, renewals or refinancings thereof;

        (iii) Indebtedness secured by Liens permitted pursuant to Section 8.01(iv) or arising under Capitalized Lease Obligations incurred after the Filing Date to the extent all of the foregoing Indebtedness does not exceed $20,000,000 in the aggregate at any time outstanding;

         (iv) surety bonds and appeal bonds arising in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or arising out of any judgment not constituting an Event of Default;

          (v)  performance bonds arising in the ordinary course of business;

         (vi) insurance premiums financed in the ordinary course of business and in accordance with past practices the principal amount of which shall not exceed $1,000,000 at any time outstanding;

        (vii)  Indebtedness in respect of Customary Permitted Liens;

       (viii) Indebtedness arising from intercompany loans made by any Subsidiary of the Borrower to the Borrower so long as such loans are subordinated to the Obligations in a manner satisfactory to the Agent; and

         (ix) lease obligations of the Borrower under leases pursuant to Permitted Sale-Leaseback Transactions.

          8.06 ADVANCES, INVESTMENTS AND LOANS. The Borrower will not, and will not permit any of its Subsidiaries to, from and after the Filing Date lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person or hold any cash or Cash Equivalents, or apply to the Bankruptcy Court for the authority to do any of the foregoing, except in connection with, and only to the extent made on or after the Consummation Date in respect of, a Reorganization Plan, except that the following shall be permitted:

         (i) the Borrower or any Subsidiary may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

         (ii) the Borrower may acquire and hold cash and Cash Equivalents, PROVIDED that so long as any Swingline Loan or any Revolving Loan of a Non-Defaulting Bank is outstanding the aggregate amount of cash net of uncollected cash, amounts held in stores in the ordinary course of business and Cash Equivalents held by the Borrower shall not exceed $3,000,000 for any five consecutive days;

        (iii) the Borrower may make investments by the Borrower in Subsidiaries of the Borrower, including newly created Subsidiaries permitted by Section 8.10, PROVIDED that the aggregate amount of all such investments (including loans, advances and capital contributions) permitted by this clause (iii) shall not exceed $1,000,000, PROVIDED that assets, other than cash, so invested shall be valued at fair market value;

         (iv) the Borrower may make advances to employees for moving, relocation and travelling expenses, drawing accounts and similar expenditures in the ordinary course of business not to exceed $1,000,000 at any time outstanding;

          (v) the Borrower may make additional loans, advances, capital contributions or other investments (to Persons other than Subsidiaries) not to exceed $1,000,000 in the aggregate (net of repayments);

         (vi) the Borrower may make advances to developers in connection with the construction of new store locations not exceeding $10,000,000 at any time outstanding;

        (vii) the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business; and

       (viii) the Borrower may acquire and hold non-cash consideration received by the Borrower in connection with any asset sale to the extent permitted by Section 8.02(iii).

          8.07 CAPITAL EXPENDITURES. (a) The Borrower will not make (i) any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and the incurrence of Capitalized Lease Obligations) (collectively, "Capital Expenditures"), except in accordance with this Section 8.07 and (ii) Capital Expenditures in an amount to exceed $12,500,000 during any fiscal quarter of the Borrower.

          (b) Notwithstanding the foregoing, to the extent that Capital Expenditures made during any fiscal quarter of the Borrower are less than the amount which may be made during such fiscal quarter pursuant to such clause (a), such amount may be carried forward and used to make Capital Expenditures in excess of the amount otherwise permitted in the next subsequent fiscal quarter set forth in clause (a) above.

          8.08 LIMITATION ON REPAYMENTS, ETC. Except (i) as provided for in any adequate protection order reasonably satisfactory to the Agent and (ii) for payments of scheduled lease payments under capitalized leases of the Borrower existing on the Filing Date to the extent such leases are not rejected by the Borrower pursuant to the Case, the Borrower will not, and will not apply to the Bankruptcy Court for the authority to, except in connection with, and only on and after the Consummation Date for, a Reorganization Plan, (x) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Indebtedness of the Borrower incurred or created prior to the Filing Date, or (y) pay any interest on any Indebtedness or other obligations of the Borrower incurred or created prior to the Filing Date (whether in cash, in-kind, in securities or otherwise) other than Trade Payables and other claims authorized to be paid by the First Day Orders, orders entered in respect of motions filed on the Filing Date or any subsequent order of the Bankruptcy Court found reasonably satisfactory to the Agent; PROVIDED that the trade terms of vendors relating to such Trade Payables shall be substantially similar to those in effect on November 28, 1994.

          8.09 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not apply to the Bankruptcy Court for the authority to, except in connection with, and only to the extent entered into on or after the Consummation Date in respect of, a Reorganization Plan, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm's-length transaction with a Person other than an Affiliate, PROVIDED that the Borrower may assume the rights and obligations of contracts entered into prior to, and in effect on, the Filing Date.

          8.10 SUBSIDIARIES. (a) The Borrower will not on and after the Effective Date establish, create or acquire any new Subsidiary except to the extent (x) the Borrower's investment therein is permitted by Section 8.06(iii) and (y) such new Subsidiary shall not conduct any significant business conducted by the Borrower on the Filing Date.

          (b) The Borrower shall cause its Subsidiaries to conduct their respective businesses in the ordinary course and in accordance with past practices, PROVIDED that in no event shall the Subsidiaries of the Borrower incur liabilities which shall be for the account of, or shall otherwise be liabilities of, the Borrower.

          8.11 CHAPTER 11 CLAIMS. Except as permitted by Section 6.05 or except in connection with, and only to the extent incurred on or after the Consummation Date in respect of, a Reorganization Plan, the Borrower will not, and will not apply to the Bankruptcy Court for the authority to, incur, create, assume, suffer or permit any claim or Lien against the Borrower or its assets in the Case to be PARI PASSU with, or senior to, the Liens and claims of the Banks hereunder.

          8.12 MINIMUM EBITDA. The Borrower shall not permit EBITDA for any Test Period ending on any monthly accounting period specified below to be less than the amount specified opposite such monthly accounting period:


       Monthly Accounting Period                    Amount
       -------------------------                    ------

     12th Accounting Period 1995                $  4,000,000
     13th Accounting Period 1995                   8,000,000
     1st  Accounting Period 1996                  12,000,000
     2nd  Accounting Period 1996                  18,500,000
     3rd  Accounting Period 1996                  26,000,000
     4th  Accounting Period 1996                  40,000,000
     5th  Accounting Period 1996                  52,500,000
     6th  Accounting Period 1996                  65,000,000
     7th  Accounting Period 1996                  75,000,000
     8th  Accounting Period 1996                  85,000,000
     9th  Accounting Period 1996                  95,000,000
     10th Accounting Period 1996                 105,000,000
     11th Accounting Period 1996                 115,000,000
     12th Accounting Period 1996                 118,000,000
     13th Accounting Period 1996                 122,000,000
     1st  Accounting Period 1997                 125,000,000
     2nd  Accounting Period 1997                 125,000,000
     3rd  Accounting Period 1997                 125,000,000
     4th  Accounting Period 1997                 125,000,000


     8.13  INTEREST COVERAGE RATIO.  The Borrower will not permit the ratio of
(i) EBITDA minus Capital Expenditures to (ii) Cumulative DIP Expenses for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on the first day of the first full fiscal quarter of the Borrower occurring after the Effective Date and ending on the last day of a fiscal quarter ending after the Effective Date), in each case taken as one accounting period, ending on the last day of any fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter below:


          FISCAL QUARTER                                  Ratio
          --------------                                  -----

          1st Fiscal Quarter                               1.0
          2nd Fiscal Quarter                               2.0
          Each Fiscal Quarter thereafter                   2.5


     8.14 RESTRICTION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the Borrower's Subsidiaries to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Borrower or pay any Indebtedness owed to the Borrower, (b) make advances or loans to the Borrower or (c) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or such Subsidiary, (iv) restrictions in effect on the Filing Date and (v) customary restrictions on dispositions of real property interests.

     Section 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):

     9.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any payment of principal of its Loans or Notes or of any Unpaid Drawing or (ii) default, and such default shall continue for at least two Business Days, in any payment of interest on its Loans or on any Unpaid Drawing or any Fees or any other amounts owing by it hereunder or thereunder; or

     9.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect when made; or

     9.03 COVENANTS. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.09 or any provision of Section 8 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.01 and 9.02 and clause (i) of this Section 9.03) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of 15 days after written notice to the Borrower by the Agent or the Required Banks; or

     9.04 THE CASE, ETC. (a) The Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or a Chapter 11 trustee shall be appointed in the Case;

     (b) An order shall be entered by the Bankruptcy Court, or application shall be filed by the Borrower for the approval of, any (i) claims in excess of $2,500,000 in the aggregate for recovery for amounts under Section 506(c) of the Bankruptcy Code arising from the preservation or disposal of any Collateral or (ii) other administrative expense claim (other than those specifically referred to in Section 6.05) having any priority over, or being PARI PASSU with, the administrative expense priority of the Obligations; or

     (c) The Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest (other than the security interests of the Collateral Agent or the Banks to the extent granted in the Orders) in any assets of the Borrower allowing such holder or holders to foreclose or otherwise realize upon any such security interests which assets (other than assets consisting of Inventory or Real Property which are Collateral) have an aggregate value in excess of $2,500,000; or

     (d) An order of the Bankruptcy Court shall be entered in the Case appointing an examiner with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

     (e) (i) An order of the Bankruptcy Court shall be entered amending, supplementing, staying, vacating or otherwise modifying either of the Orders or any Acceptable Cash Collateral Order, PROVIDED that no Event of Default shall occur under this clause (e)(i) to the extent that any such amendment, supplement or other modification is not adverse, in the reasonable judgment of the Agent, to the rights and interests of the Banks under this Agreement and the other Credit Documents, or (ii) for any period of two consecutive Business Days, an Acceptable Cash Collateral Order shall not have been entered by the Bankruptcy Court or shall not be in full force and effect; or

     9.05 ERISA. (a) Any Plan shall fail to maintain the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, (b) any Plan is, shall have been or is reasonably likely to be terminated or the subject of termination proceedings under ERISA, (c) any Plan shall have an Unfunded Current Liability, (d) any Borrower or an ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and there shall result from any event or events described in clause (a), (b), (c) or (d) above
(i) the imposition of a lien upon the assets of the Borrower or an ERISA Affiliate or (ii) the granting of a security interest, or (iii) a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code; and which lien, security interest or liability described in clauses (i), (ii) and/or
(iii) above, in the opinion of the Required Banks, would have a Material Adverse Effect; or

     9.06 CREDIT DOCUMENTS. Any Credit Document shall cease to be in full force and effect, or any Lien purported to be created by any Credit Document or either of the Orders in any of the Collateral purported to be covered thereby shall, for any reason, cease to be valid or shall cease to have the priorities set forth in this Agreement, the other Credit Documents or the Orders except the invalidity or failure of priority for any Lien encumbering assets with a value of less than $1,000,000; or

     9.07 JUDGMENTS. (a) One or more judgments giving rise to post-petition liability or an order as to post-petition liability or debt shall be entered against the Borrower involving in the aggregate for the Borrower a liability (to the extent not paid or fully covered (subject to a deductible not in excess of 5% of such liability) by insurance) of $2,500,000 or more outstanding at any one time, and either (i) enforcement proceedings shall have been commenced and shall be continuing by any creditor upon such judgments or orders or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; or

     (b) Any non-monetary judgment or order with respect to a post-petition event shall be rendered against the Borrower which could reasonably be expected to (i) cause or create a Material Adverse Effect, (ii) have a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document, or (iii) have a material adverse effect on the rights and remedies of the Agent or any Bank under any Credit Document, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     9.08  CHANGE OF CONTROL, ETC.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter if any Event of Default shall then be continuing and without further order of or application to the Bankruptcy Court, the Agent shall upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against the Borrower: (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission and Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) in the case of the Collateral Agent, after five Business Days written notice to the Debtor, the agent for the Banks, counsel for any official committee or committees appointed in the Case, counsel for the unofficial committee for the holders of the Borrower's public senior and subordinated indebtedness and any official committee appointed in the Case, exercise any rights or remedies (including set-off rights) in its capacity as Collateral Agent under the Credit Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) declare all reimbursement obligations in respect of all outstanding Letters of Credit, whether or not then due and payable or matured, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 10. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acceptable Cash Collateral Order" shall mean (i) the Interim Cash Collateral Order entered by the Bankruptcy Court on January 25, 1995 in the form of Exhibit H or (ii) a cash collateral order that has been entered by the Bankruptcy Court on at least as favorable or better terms to the Banks and maintains the seniority and priority of the Liens and claims of the Banks as contained in Exhibit H.

     "Additional Credit Date" shall have the meaning provided in Section
5.02(c).

     "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

     "Adjusted Percentage" shall mean (x) at any time when no Bank Default exists, for each Bank such Bank's Percentage and (y) at any time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Commitment at such time by the Adjusted Total Commitment at such time, it being understood that all references herein to Commitments at a time when the Total Commitment has been terminated shall be references to the Commitments in effect immediately prior to such termination, PROVIDED that (A) no Bank's Adjusted Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if after giving effect to such Bank Default, and any repayment of Loans at such time pursuant to
Section 4.02(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Loans plus (ii) the Letter of Credit Outstandings exceeds the Adjusted Total Commitment and (B) the changes to the Adjusted Percentage that would have become effective upon the occurrence of the Bank Default but did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of Loans plus (ii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Commitment.

     "Adjusted Total Commitment" shall mean at any time the Total Commitment less the aggregate Commitments of all Defaulting Banks.

     "Affiliate" shall mean, with respect to any Person, any other Person
(i) directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 5% of the voting securities of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" shall have the meaning provided in the first paragraph of this Agreement.

     "Aggregate Unutilized Commitments" shall mean, at any time, the amount equal to (i) the Adjusted Total Commitment less (ii) the sum of (x) the aggregate outstanding principal amount of Loans and (y) the aggregate Letter of Credit Outstandings.

     "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended from time to time.

     "Applicable Margin" shall mean in the case of Loans that are maintained as
(x) Base Rate Loans, 1.375% and (y) Eurodollar Loans, 2.375%.

     "Asset Sale" shall mean the sale, transfer or other disposition to any Person after the Filing Date of any asset of the Borrower constituting Collateral (other than (i) Inventory in the ordinary course of business, (ii) dispositions of assets in connection with Permitted Sale-Leaseback Transactions and (iii) equipment which is no longer used or useful in the Borrower's business for proceeds of up to $1,000,000 in any fiscal year of the Borrower) if the proceeds received from such sale, transfer or disposition (or any series of related sales, transfers or dispositions) exceeds $5,000,000.

     "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in the form of Exhibit J hereto.

     "Authorized Facility Amount" shall mean (x) prior to the earlier of the Additional Credit Date and the issuance of the Final Order, the amount of credit authorized by the Interim Order, which shall in no event exceed $80,000,000 and
(y) thereafter, the amount of credit authorized by the Final Order.

     "Bank" shall mean each financial institution, in its capacity as a lender or as an issuer of, or Participant in, a Letter of Credit hereunder, listed from time to time in Schedule I, and shall include any financial institution which becomes a "Bank" in accordance with Sections 1.13 and/or 12.04. Should a financial institution which is a holder of any other indebtedness or any other security of the Borrower be a Bank, all references to it or to any action to be taken or omitted to be taken by it shall be solely in its capacity as a Bank hereunder and shall be taken or omitted to be taken without regard to any other relationship it may have with the Borrower.

     "Bank Account" shall mean and include each Bank Account listed on Schedule VIII.

     "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Sections 1.01(c) or 2.04(c) or (ii) a Bank having notified in writing the Borrower and/or the Agent that it does not intend to comply with its obligations under Sections 1.01(a) or 2.04, in either case as the result of the appointment of a receiver or conservator with respect to such Bank or as a result of any takeover of such Bank by any regulatory authority or agency.

     "Bankruptcy Code" shall have the meaning provided in the first paragraph of this Agreement.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court, District of Delaware or such other court having jurisdiction over the Case from time to time.

     "Base Rate" at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate and (y) the Prime Lending Rate as in effect from time to time.

     "Base Rate Loans" shall mean any Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto, and shall in any event include all Swingline Loans.

     "Borrower" shall have the meaning specified in the first paragraph of this Agreement.

     "Borrowing" shall mean the incurrence of one Type of Loan by the Borrower from all the Banks on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period.

     "Borrowing Base" shall mean, as of the time any determination thereof is to be made, (i) the sum of (x) 56% of the Eligible Inventory as reported in the most recent Borrowing Base Certificate delivered to the Agent and determined at Cost Value plus (y) $50,000,000, less the sum of (ii) (a) the PACA Reserve and (b) the PASA Reserve PROVIDED, that if the Borrower fails to deliver any Borrowing Base Certificate in the form and at the times required by Section 7.01(d), the Borrowing Base shall, (A) at the close of business on the third Business Day following the last date on which such Borrowing Base Certificate was required to be delivered, be reduced to the amount set forth in clause
(i)(y) above and (B) at the close of business on the seventh day following the last date on which such Borrowing Base Certificate was required to be delivered, be reduced to zero, PROVIDED FURTHER, that BTCo reserves the right in its reasonable discretion to adjust the Borrowing Base in any manner (including to reduce the percentage in clause (i)(x) or the amount in clause (i)(y)) after its receipt and review of any audits performed pursuant to Section 7.02(ii).

     "Borrowing Base Certificate" shall have the meaning provided in Section 7.01(d).

     "BTCo" shall mean Bankers Trust Company, and/or its affiliates, in their individual capacities.

     "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the interbank Eurodollar market.

     "Capital Expenditures" shall have the meaning provided in Section 8.07.

     "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person or any of its Subsidiaries as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the consolidated balance sheet of that Person.

     "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower and its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with generally accepted accounting principles.

     "Carve-Out" shall mean, (i) prior to the occurrence of an Event of Default (and at no other time), professional fees and expenses in the Case allowed by the Bankruptcy Court and paid prior to the date of the receipt by the Borrower of notice of such Event of Default, (ii) such fees and expenses which remain unpaid or accrue after the date of such notice of such Event of Default (other than fees and expenses incurred in connection with any objection to the validity, priority or extent of any Lien, priority status, or the enforceability of any rights, granted to the Banks hereunder or under any Credit Document) in the Case allowed by the Bankruptcy Court in an amount not to exceed $5,000,000 in the aggregate and (ii) fees of the United States Trustee allowed by 28 U.S.C.
Section 1930.

     "Case" shall mean the Chapter 11 case of the Borrower pending in the Bankruptcy Court.

     "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the

United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any Bank or of any other commercial bank incorporated in the United States whose long term debt is listed at least A2 or the equivalent thereof by Moody's Investors Service, Inc. and A or the equivalent thereof by Standard & Poor's Corporation (a "Qualified Bank") having capital and surplus in excess of $100,000,000 with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above, (iv) commercial paper issued by the parent corporation of any Bank or Qualified Bank (PROVIDED that the parent corporation and the bank are both incorporated in the United States) and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person, (v) domestic and Eurodollar certificates of deposits or time deposits or banker's acceptances maturing within six months after the date of acquisition thereof issued by any Bank or Qualified Bank, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

     "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as same may be amended from time to time.

     "Change of Control" shall mean the acquisition, whether directly or indirectly, after the Filing Date by any Person or "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (other than the Persons beneficially owning the shares of common stock of the Borrower on the Filing Date), of (i) shares, or the right to vote shares, constituting more than 30% of the common stock or other voting securities of the Borrower or (ii) the power to elect a majority of the Borrower's board of directors.

     "Chattel Paper" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this

Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

     "Collateral" shall mean and include all "Premises" under, and as defined herein and in the Mortgages, the other "Collateral" referred to in Section 13 or in the Orders.

     "Collateral Agent" shall mean the Agent acting as collateral agent pursuant to this Agreement and the Security Documents.

     "Commercial Letter of Credit" shall mean any Letter of Credit or similar instrument issued for the account of the Borrower pursuant to Section 2.01 for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower in the ordinary course of business of the Borrower.

     "Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Schedule I, directly below the column entitled "Commitment" as the same may be reduced or terminated from time to time pursuant to Sections 3.02, 3.03 and 9.

     "Commitment Commission" shall have the meaning provided in Section 3.01(a).

     "Common Law Marks" shall mean all U.S. trademarks and service marks, excluding any Licensed Marks, in which the Borrower has acquired rights or commenced using and which have not been registered in the Patent and Trademark Office, as well as the trade dress, including logos and/or designs, used in connection with any of said marks or Registered Marks.

     "Concentration Account" shall have the meaning provided in Section 7.09.

     "Confidential Material" shall have the meaning provided in Section 12.13.

     "Confidentiality Agreement" shall mean an agreement in the form of Exhibit K hereto.

     "Consolidated Net Income" shall mean for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with generally accepted accounting principles.

     "Consummation Date" shall mean the earlier to occur of (i) the date of the effectiveness of a Reorganization Plan (as such effectiveness may be defined or described therein) and (ii) the date of the substantial consummation (as such term is defined in Section 1101 of the Bankruptcy Code) of a Reorganization Plan.

     "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other similar obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, PROVIDED that if the liability of the Person extending such guaranty or support is limited with respect thereto to an amount less than the obligation guaranteed or supported, the amount of the corresponding Contingent Obligation shall be limited to such lesser amount; PROVIDED FURTHER that where any obligation is guaranteed or otherwise supported jointly and severally by a Person and others, then the amount of the liability of that person with respect to such guaranty or other support to be included in the amount of that Person's Contingent Obligation shall be the whole principal amount so guaranteed or otherwise supported.

     "Contracts" shall mean all contracts between the Borrower and one or more additional parties.

     "Contract Rights" shall mean all rights of the Borrower (including without limitation all rights to payment) under each Contract.

     "Copyrights" shall mean any material U.S. copyright to which the Borrower now or hereafter has title, as well as any application for a material U.S. copyright hereafter made by the Borrower.

     "Cost Value" shall mean as to any Inventory in respect of which such amount is to be determined, the cost as shown on the stock ledger report of the Borrower in substantially the form heretofore furnished to the Agent.

     "Credit Documents" shall mean this Agreement, and once executed and delivered pursuant to the terms of this Agreement, each Note, each Letter of Credit Request, each Notice of Borrowing, each Notice of Conversion, each Security Document and the L/C Reimbursement Agreement.

     "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

          "Cumulative DIP Expenses" shall mean for any period ending on a date of determination under Section 8.13, DIP Expenses for the period beginning on the Effective Date and ending on such date of determination.

          "Customary Permitted Liens" shall mean

         (i) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any government authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of generally accepted accounting principles;

         (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

        (iii) Liens (other than Environmental Liens and any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

         (iv) easements and servitudes (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower and its Subsidiaries and which do not materially detract from the value of the property to which they attach or impair the use thereof to the Borrower or its Subsidiaries;

          (v) rights of tenants, subtenants, franchisees or parties in possession (other than a debtor in possession, trustee in bankruptcy or receiver of any Borrower), or options or rights of first refusal, whether pursuant to leases, subleases, franchise agreements, other occupancy agreements or otherwise, if such rights were vested on the Effective Date or created thereafter in the ordinary course of business in transactions permitted under this Agreement;

         (vi) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids or other contractual obligations, including Liens arising as the result of non-assignability provisions of contracts, but exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property, in an amount not to exceed in the aggregate $3,000,000;

        (vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (v) above, PROVIDED that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby;

       (viii) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental or quasi-governmental authority having jurisdiction; and

         (ix) inchoate rights of set-off of trade creditors arising after the Filing Date with respect to the trade payables of the Borrower in the ordinary course of business so long as no such trade creditor has exercised such right of set-off.

          "Deemed Proceeds" shall mean the cash proceeds (net of expenses, incremental taxes payable as a result thereof and any reserves for indemnity and other liabilities reasonable and acceptable to the Agent) received by the Borrower or any Subsidiary from an Asset Sale before giving effect to any Indebtedness required to be repaid with the proceeds received from such Asset Sale.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

          "DIP Expenses" shall mean during any period all interest payable pursuant to the Credit Documents, Letter of Credit Fees, Facing Fees and Commitment Commission payable during such period.

          "Dividend" shall have the meaning provided in Section 8.03.

          "Documents" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States (expressed in dollars).

          "Drawing" shall have the meaning provided in Section 2.05(b).

          "EBITDA" shall mean, for any period, the sum of the amounts for the such period of (i) Consolidated Net Income, plus (ii) depreciation, amortization and other non-cash expenses, plus (iii) interest expense, plus (iv) federal and state income taxes, plus (v) extraordinary losses (and any unusual losses in excess of $250,000 arising in or outside of the ordinary course of business not included in the extraordinary losses determined in accordance with generally accepted accounting principles which have been included in the determination of Consolidated Net Income), plus (vi) expenses for professionals and advisors incurred in connection with the Case and the preparation therefor minus (vii) extraordinary gains (and any unusual gains in excess of $250,000 arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with generally accepted accounting principles which have been included in the determination of Consolidated Net Income), minus
(viii) interest income.

          "Effective Date" shall have the meaning provided in Section 5.01.

          "Eligible Inventory" shall mean, subject to the second proviso of the definition of Borrowing Base, Inventory of the Borrower that constitutes readily saleable, first quality goods and wares, upon which the Collateral Agent has a first priority perfected security interest and which is stored at locations acceptable to the Agent, except any Inventory which is: (i) merchandising, sales and services materials, including such materials held for sale to third parties; (ii) freight and duty; (iii) Inventory used to prepare commissary food;
(iv) goods which are past their recommended date of sale; (v) packaging and shipping materials; (vi) supplies; (vii) bill-and-hold Inventory; (viii) returned or defective Inventory; (ix) Inventory delivered to a Borrower on consignment; and (x) raw materials and work-in-process; provided that the amount of Eligible Inventory at any time shall be reduced by 5% of such amount as a reserve for shrinkage and spoilage.

          "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "qualified institutional buyer" (as defined under Rule 144A of the Securities Act).

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 ET seq.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET seq. and any applicable state and local or foreign counterparts or equivalents.

          "Environmental Lien" shall mean a Lien in favor of any governmental entity for (i) any liability under federal or state environmental laws or regulations or (ii) damages arising from or costs incurred by such governmental authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

          "Equipment" shall mean any "equipment," as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by the Borrower and, in any event, shall include, but shall not be limited to, all spare parts, machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by the Borrower and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with any Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Eurodollar Rate" shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward, if necessary, to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Eurodollar Loan" shall mean any Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Event of Default" shall have the meaning provided in Section 9.

          "Existing Credit Agreement" shall mean the Credit Agreement, dated as of July 14, 1992, among GND Holdings Corporation, Grand Union Capital Corporation, the Borrower, the financial institutions named therein and Bankers Trust Company, as Agent, and all schedules and exhibits thereto and all documents and instruments entered into in connection therewith, all as amended and in effect on the Filing Date.

          "Existing Indebtedness" shall have the meaning provided in Section
8.05.

          "Existing Letters of Credit" shall mean all letters of credit and payment obligations thereunder issued under the Existing Credit Agreement.

          "Expiry Date" shall mean July 31, 1996.

          "Facing Fee" shall have the meaning provided in Section 3.01(c).

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate (equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

          "Filing Date" shall have the meaning provided in the first Whereas clause of this Agreement.

          "Final Order" shall have the meaning provided in Section 5.02(c).

          "First Day Orders" shall mean all orders entered by the Bankruptcy Court on or around the Filing Date.

          "GAAP" shall mean generally accepted accounting principles.

          "General Intangibles" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

          "Goods" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

          "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

          "Indebtedness" shall mean, as to any Person, without duplication,
(i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities of the types described in clauses (i), (ii), (iv), (v) and (vi) secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all Contingent Obligations of such Person, (vi) all obligations of such Person under "take-or-pay" or other similar arrangements and (vii) all obligations of such Person under interest rate protection or other similar agreements, PROVIDED that Indebtedness shall not include Trade Payables and accrued expenses, in each case arising in the ordinary course of business.

          "Instrument" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

          "Interest Period" shall have the meaning provided in Section 1.09.

          "Interim Order" shall have the meaning provided in Section 5.01(e).

          "Inventory" shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production --from raw materials through work-in-process to finished goods --and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Borrower's customers, and shall specifically include all "inventory" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by the Borrower.

          "Issuing Bank" shall mean BTCo and each other Bank that has agreed in writing with the Borrower and the Agent to be an Issuing Bank, PROVIDED that such Bank has become party to the L/C Reimbursement Agreement as an Issuing Bank.

          "L/C Collateral Account" shall have the meaning provided in the L/C Reimbursement Agreement.

          "L/C Reimbursement Agreement" shall mean the L/C Reimbursement Agreement executed and delivered on or prior to the Effective Date by the Borrower, each Bank and each Issuing Bank on the Effective Date in the form of Exhibit L hereto, as the same may be amended, supplemented, or modified from time to time, including by the addition as parties thereto any new Bank or Bank that first becomes an Issuing Bank after the Effective Date.

          "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

          "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate of the Stated Amount of each outstanding Letter of Credit in respect of which its Termination Date has not occurred and (ii) the aggregate amount of all Unpaid Drawings.

          "Letter of Credit Request" shall have the meaning provided in Section 2.03(a).

          "Letters of Credit" shall have the meaning provided in Section 2.01 and shall include Commercial Letters of Credit and Standby Letters of Credit.

          "Licensed Marks" shall mean all marks which the Borrower has been granted a right to use by contract or license from another party, excluding such rights which will be subject to involuntary forfeiture pursuant to the terms of any license or other agreement granting the right or applicable law, if a security interest were granted therein.

          "Lien" shall mean any mortgage, pledge, hypothecation, encumbrance, collateral assignment, lien or privilege (statutory or other), or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

          "Loan" shall mean each and every Loan made by any Bank hereunder, including Revolving Loans and Swingline Loans.

          "Management Accounts" shall have the meaning provided in Section 7.01(a)(ii).

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(c).

          "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

          "Marks" shall mean all Common Law Marks, Registered Marks, and Licensed Marks.

          "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          "Material Subsidiary" shall mean any Subsidiary of the Borrower which holds or owns assets with a value in excess of $5,000,000.

          "Maturity Date" shall mean the earlier of (x) the Consummation Date and (y) the Expiry Date.

          "Maximum Swingline Amount" shall mean $10,000,000.

          "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans (other than Swingline Loans and Mandatory Borrowings), $5,000,000, (ii) for Swingline Loans, $1,000,000, (iii) for Mandatory Borrowings, as provided in Section 1.01(c) and (iv) for Eurodollar Loans, $5,000,000.

          "Mortgages" shall have the meaning provided in Section 5.01(d).

          "Mortgaged Property" shall have the meaning provided in Section
5.01(d).

          "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

          "Note" shall mean each Revolving Note and the Swingline Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03.

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent shown opposite its name on the signature pages hereof, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all amounts owing to the Agent, any Issuing Bank or any Bank pursuant to the terms of this Agreement, any other Credit Document or the Orders.

          "Orders" shall mean and include the Interim Order and the Final Order.

          "PACA Reserve" shall mean any reserve which the Agent establishes in its reasonable discretion for potential trust fund liability under the Perishable Agricultural Commodities Act, 1930, 7 U.S.C. Section499 ET SEQ., as amended.

          "Participant" shall have the meaning provided in Section 2.04(a).

          "Participation" shall have the meaning provided in Section 2.04(a).

          "PASA Reserve" shall mean any reserve which the Agent establishes in its reasonable discretion for potential trust fund liability under the Packers and Stockyard Act ("PASA"), 7 U.S.C. Section 181 ET SEQ., as amended.

          "Patents" shall mean any U.S. patent to which the Borrower now or hereafter has title and is material to the operation of the Borrower's business, as well as any application for any such U.S. patent now or hereafter made by the Borrower.

          "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

          "Percentage" shall mean, for each Bank, a fraction (expressed as a percentage), the numerator of which is the Commitment of such Bank, as in effect at the time of determination, and the denominator of which is the Total Commitment, as in effect at such time, PROVIDED that if at the time of determination thereof the Total Commitment is zero, the such fraction shall be determined as of the last time the Total Commitment was greater than zero.

          "Permitted Existing Liens" shall have the meaning provided in Section 8.01(i).

          "Permitted First Liens" shall mean the Permitted Existing Liens designated as "Permitted First Liens" on Schedule VI.

          "Permitted Junior Liens" shall mean the Permitted Existing Liens designated as "Permitted Junior Liens" on Schedule VI.

          "Permitted Sale-Leaseback Transactions" shall mean any sale by the Borrower of (x) the store located at Valatie, New York and constructed after the Effective Date, (y) the two stores located at Morrisville, Vermont and Tannersville, New York acquired and constructed after the Effective Date, which in each case is then leased back to the Borrower.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Proceeds" shall have the meaning assigned that term under the Uniform Commercial Code as in effect in the State of New York on the date hereof or under other relevant law and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or the Borrower from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

          "Projections" shall have the meaning provided in Section 6.06(d).

          "RCRA" shall mean the Resource Conservation and Recovery Act, as same may be amended from time to time.

          "Real Property" shall mean all of the right, title and interest of any Person in and to land, improvements and fixtures, including leaseholds.

          "Real Property Collateral" shall mean all of the Borrower's right, title and interest in and to:

(i) all ownership or leasehold interests in any land owned or leased by the Borrower (the "Land") and in the buildings and improvements now or hereafter erected on the Land (collectively, the "Improvements") and all personal property, including, but not limited to, that portion of the personal property that constitutes fixtures, attachments, appliances, equipment, machinery and other tangible personal property now or hereafter attached to said Improvements or now or at any time hereafter located on the Land and/or Improvements and necessary for the continued operation of the Land and/or Improvements;

         (ii) all appurtenant rights and easements, rights of way, and other rights used in connection with the Land and/or the Improvements;

        (iii) all leasehold estates, and in any or other agreements, relating to the use and occupancy of the Land and/or the Improvements or any portion thereof;

         (iv)  all rents, issues and profits of the Land and/or Improvements;

          (v) all the right, title, other claim or demand, including claims or demands with respect to the proceeds of insurance in effect with respect thereto, which the Borrower now has or may hereafter acquire in the Land and/or Improvements, and any and all awards made for the taking by eminent domain, or by any proceedings or purchase in lieu thereof, of the whole or any part of the Land and/or Improvements;

         (vi) if relating to a leasehold interest in the Land and/or Improvements, all right, title and interest of the Borrower in and to all modifications, extensions and renewals of the lease evidencing such leasehold estate and to all rights to renew or extend the term of such lease and all credits, deposits, options, privileges and rights of the Borrower, as lessee thereunder, and any modifications, extensions and renewals thereof; and

        (vii) all general intangibles, contract rights and accounts receivable arising from any of the foregoing, any and all replacements and renewals of or additions and substitutions to any of the foregoing and all proceeds of any of the foregoing.

          "Receivables" shall mean any "account" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by the Borrower and, in any event, shall include, but shall not be limited to, all of any Borrower's rights to payment for goods sold or leased or services performed by the Borrower, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, security agreement, chattel paper or other evidence of indebtedness or security, together with (i) all security pledged, assigned, hypothecated or granted to or held by the Borrower to secure the foregoing, (ii) all of the Borrower's right, title and interest in and to any goods, the sale of which gave rise thereto, (iii) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (iv) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (v) all books, records, ledger cards, and invoices relating thereto,
(vi) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (vii) all credit information, reports and memoranda relating thereto and (viii) all other writings related in any way to the foregoing.

          "Register" shall have the meaning provided in Section 12.14.

          "Registered Marks" shall mean all trademarks and service marks for which the Borrower owns federal registrations issued by the United States Patent and Trademark Office.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Reorganization Plan" shall mean a plan of reorganization in the Case.

          "Replaced Bank" shall have the meaning provided in Section 1.13.

          "Replacement Bank" shall have the meaning provided in Section 1.13.

          "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

          "Required Banks" at any time shall mean Non-Defaulting Banks whose Commitments exceed 51% of the Adjusted Total Commitment (or, if the Adjusted Total Commitment has been terminated, of the Adjusted Total Commitment as in effect immediately prior to such termination).

          "Responsible Officer" shall mean any of the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, President, Executive Vice President, Vice President/Corporate Controller, Vice President/Treasurer or Chief Financial Officer of the Borrower.

          "Revolving Loan" shall have the meaning provided in Section 1.01(a).

          "Revolving Note" shall have the meaning provided in Section 1.05(a).

          "SEC" shall have the meaning provided in Section 7.01(g).

          "Section 4.04(ii)(b) Certificate" shall have the meaning provided in
Section 4.04(ii)(b).

          "Security Documents" shall mean this Agreement, the Mortgages and any ancillary documentation which is required or otherwise executed to evidence and/or perfect the liens and security interest granted to the Collateral Agent on behalf of the Banks pursuant to this Agreement, the Orders and the Mortgages.

          "Standby Letter of Credit" shall mean any standby letter of credit or similar instrument issued or deemed issued for the account of the Borrower pursuant to Section 2.01 for the purpose of supporting obligations similar to those supported by Existing Letters of Credit or such other obligations of such Borrower as are acceptable to the Agent.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met as such amount may be reduced from time to time in accordance with the terms of such Letter of Credit.

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more subsidiaries of such Person has more than a 50% equity interest at the time.

          "Swingline Expiry Date" shall mean the date which is three Business Days prior to the Maturity Date.

          "Swingline Loan" shall have the meaning provided in Section 1.01(b).

          "Swingline Note" shall have the meaning provided in Section 1.05(a).

          "Syndication Date" shall mean the date upon which the Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Banks pursuant to Section 12.04 of this Agreement) has been completed.

          "Taxes" shall have the meaning provided in Section 4.04.

          "Termination Date" shall mean with respect to each Letter of Credit
(x) if no drawing is made thereunder, the final stated expiration date thereof or such earlier date on which such Letter of Credit was cancelled and returned to the respective Issuing Bank, (y) if a drawing or drawings are made thereunder, the date of payment of the final drawing thereunder as provided by the terms thereof or (z) the date on which such Letter of Credit becomes subject to the L/C Reimbursement Agreement as provided in Section 2.01(c).

          "Test Period" (x) for each Test Period ending before the first annual anniversary of the last day of the monthly accounting period immediately preceding the first full monthly accounting period shall mean a period beginning on the first day of the first full monthly accounting period after the Filing Date and ending on the last day of each monthly accounting period ending thereafter (taken as one accounting period) and (y) for each Test Period ending on and after the first annual anniversary of the beginning of the first Test Period and thereafter shall mean a period ending on the last day of each monthly accounting period of the Borrower and encompassing the previous thirteen monthly accounting periods (taken as one accounting period).

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Trade Payables" shall mean, as of any date of determination, the accounts payable of the Borrower determined in accordance with generally accepted accounting principles in favor of trade vendors.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or a Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code, by more than $1,000,000.

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawings" shall have the meaning provided in Section 2.05(a).

          "Unutilized Commitment" shall mean for each Bank, at any time, the amount, if positive, equal to (x) such Bank's Commitment less (y) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Bank and (ii) such Bank's Adjusted Percentage of the Letter of Credit Outstandings at such time.

          "written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier or facsimile device, telegraph or cable.

          Section 11. THE AGENT. Each of the Banks hereby agree among themselves to the provisions of Annex A hereto, which provisions are incorporated by reference herein as if set forth herein in their entirety.

          Section 12.  MISCELLANEOUS.

          12.01 PAYMENT OF EXPENSES, ETC. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein, and the ongoing administration thereof (including, without limitation, the reasonable fees and disbursements of White & Case and of any local counsel, syndication expenses and the cost of field examinations and collateral audits; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with any amendment, waiver or consent relating to the Credit Documents and the documents and instruments referred to therein (including without limitation, the reasonable fees and disbursements of White & Case and of any local counsel) and of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of White & Case and of any local counsel); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify on demand the Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages, or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent or any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified), (b) any settlement entered into in connection with the foregoing to the extent such settlement has been consented to by the Borrower, which consent shall not be unreasonably withheld or (c) the actual or alleged presence of Hazardous Materials on, or released from, any Real Property of the Borrower or any Environmental Claim with respect to the Borrower, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation, Environmental Claim or any of the Borrower's acts, omissions, business, operations or Real Property, or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Each indemnified person shall promptly notify the Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 12.01 and the

Borrower shall assume the defense thereof on behalf of such indemnified person including the employment of counsel (reasonably satisfactory to such indemnified person). Any indemnified person shall have the right to employ separate counsel in any such proceeding and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such indemnified person unless (i) the employment of such separate counsel has been specifically authorized by the Borrower or (ii) the named parties to any such action (including any impleaded parties) include such indemnified person and the Borrower, and such indemnified person shall have been advised by its counsel that there may be one or more material legal defenses available to such indemnified person which are materially different from or additional to those available to the Borrower (it being understood, however, that the Borrower shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees or expenses of more than one separate firm of attorneys for all such indemnified persons). To the extent that the undertaking to indemnify and hold harmless set forth in this Section 12.01 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the liabilities giving rise to claims under the indemnification provisions of this 12.01 which is permissible under applicable law.

          12.02 SURVIVAL. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.01, 12.06 and A.06 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans.

          12.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed (by certified or registered mail), telegraphed, telexed, telecopied (with confirmation), cabled or delivered, if to the Borrower, at its address specified opposite its signature below; if to the Bank, at its address specified opposite its signature below; and if to the Agent, at its Notice Office; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall be effective upon receipt. Whenever this Agreement provides that the Borrower may give telephonic notice to the Agent confirmed in writing, and without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice it is permitted to give under this Agreement, the Agent may rely without liability on the basis of such telephonic notice believed by the Agent in good faith to be from a Responsible Officer prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute Agent's record of the terms of such telephonic notice.

          12.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Banks, and PROVIDED FURTHER, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, PROVIDED FURTHER, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a modification of the Borrowing Base shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Commitment (and related outstanding Obligations hereunder) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Commitments hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, PROVIDED that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of
Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of Agent shall be required in connection with any such assignment (which consent shall not be unreasonably withheld) and (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, PROVIDED FURTHER, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section
12.14 hereof. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii)

Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10 or 1.11 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

          (c) Nothing in this Section 12.04 shall prevent or prohibit any Bank from pledging its rights under this Agreement and/or its Loans and/or Note hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent, any Issuing Bank or any Bank or any holder of a Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent, any Issuing Bank or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent, any Issuing Bank or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, any Issuing Bank, the Banks or the holder of any Note to any other or further action in any circumstances without notice or demand.

          12.06 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of any Borrower hereunder or under any Credit Document, it shall distribute such payment to the Banks (other than any Bank which elects in writing not to receive its PRO RATA share) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Commitment Commission, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; PROVIDED that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c) Notwithstanding anything to the contrary contained herein, the provisions of preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, different payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

          12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting policies and principles consistently applied throughout the periods involved (except as set forth in the notes thereto). All calculations and computations determining compliance with
Section 8 shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Sections 6.06(a) and (b).

          (b) All computations of interest, Commitment Commission and Fees hereunder shall be made on the actual number of days elapsed over a period of 360 days.

          12.08 GOVERNING LAW. This Agreement and the other Credit Documents (other than the Mortgages) and the rights and obligations of the Borrower hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York.

          12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

          12.10 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.11 AMENDMENT OR WAIVER. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks; PROVIDED, HOWEVER, that no such change, waiver, discharge or termination shall, without the consent of each Bank affected thereby, (i) extend the Maturity Date, or reduce the rate of interest or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of such Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a modification of the Borrowing Base, shall not constitute a change in the terms of any Commitment of any Bank), (ii) amend, modify or waive any provision of this Section, or Sections A.06, 12.01, or 12.07(b), (iii) reduce the percentage specified in the definition of Required Banks, (iv) release all or substantially all of the Collateral from the security interest and Lien created pursuant to the Credit Documents and the Orders (except as set forth in the Credit Documents), or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. No amendments of Section 2 may be made without the consent of each Issuing Bank affected thereby and no amendment of Annex A may be made without the consent of the Agent. Notwithstanding anything to the contrary contained herein, the modifications contemplated by Section 12.04, to the extent needed to make new Banks party to this Agreement, shall be permitted in accordance with the terms thereof. All amendments effected in compliance with this Section
12.11 shall be effective and enforceable against all parties hereto without further application to, or order of, the Bankruptcy Court.

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.11(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described below, to replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section
1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, PROVIDED, that in any event the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's right pursuant to clause (i) of
Section 12.11(a) not to have its Commitment increased, (and the withholding of any required consent by such Bank).

          12.12 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch, office, or Affiliate of such Bank.

          12.13 CONFIDENTIALITY. Each Bank shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Bank's evaluation of whether to become a Bank hereunder or obtained pursuant to the requirements of this Agreement (collectively, the "Confidential Material") in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process, PROVIDED that, unless specifically prohibited by applicable law or court order, each Bank shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, PROVIDED FURTHER that upon request by the Borrower each Bank will hold any Confidential Material that the Borrower indicates to such Bank is to be used by such Bank's officers, agents, employees and advisors who are acting for such Bank solely in its capacity as a Bank hereunder as confidential only to those officers, agents, employees and advisors who are acting for such Bank solely in its capacity as a Bank hereunder, and PROVIDED FURTHER that in no event shall any Bank be obligated or required to return any materials furnished by the Borrower. Each Bank (including the Agent) agrees that it will not provide to prospective assignees, transferees or participants any of the Confidential Material unless such Person has executed a Confidentiality Agreement.

          12.14 REGISTRY. The Borrower hereby designates the Agent to serve as the Borrower's agent, solely for purposes of this Section 12.14, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 12.14.

          Section 13.  GRANT OF SECURITY INTEREST; REMEDIES.

          13.01 GRANT OF SECURITY INTERESTS. (a) As security for the prompt and complete payment and performance when due of all of its Obligations, the Borrower does hereby assign and transfer unto the Collateral Agent, and does hereby grant to the Collateral Agent for the benefit of the Banks, a continuing security interest of first priority (subject to Permitted First Liens and the Carve-Out) in and all of the right, title and interest of the Borrower in, to and under all of the following, whether now existing or hereafter from time to time acquired: (i) each and every bank account; (ii) each and every Receivable;
(iii) all Inventory; (iv) the Concentration Account and all monies, securities and instruments deposited or required to be deposited in the Concentration Account; (v) all Contracts, together with all Contract Rights arising thereunder; (vi) all Equipment including, without limitation, all of the vehicles (and the certificates of title and other registrations relating thereto), (vii) all Marks, together with the registrations and right to all renewals thereof, and the goodwill of the business of the Borrower symbolized by the Marks, (viii) all Patents and Copyrights, (ix) all computer programs of the Borrower and all intellectual property rights therein and all other proprietary information of the Borrower, including, but not limited to, trade secrets, (x) all other Goods, General Intangibles, Chattel Paper, Documents and Instruments;
(xi) all Real Property Collateral (including the Mortgaged Properties); (xii) all other interests in personal property of any nature whatsoever including rights to payment of money (including rights arising pursuant to provisions of the Bankruptcy Code) and (xiii) all Proceeds and products of any and all of the foregoing (all of the above, collectively, the "Collateral").

          (b) The security interest of the Collateral Agent under this Agreement extends to all Collateral of the kind described in preceding clause
(a) which the Borrower owns as of the Effective Date and which the Borrower may acquire at any time during the continuation of this Agreement, and is entitled to all rights, priorities and benefits afforded by the Bankruptcy Code, the UCC and any other relevant law.

          13.02 POWER OF ATTORNEY. The Borrower hereby absolutely and irrevocably constitutes and appoints the Collateral Agent as the Borrower's true and lawful agent and attorney-in-fact, with full power of substitution after the occurrence of and during the continuation of an Event of Default (in the name of the Borrower): (a) to act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to the Borrower under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Banks; (b) to execute and do all such assurances, acts and things which the Borrower is required to do but has failed to do under the covenants and provisions contained in this Agreement; (c) to take any and all such action as the Collateral Agent or any of its subagents, nominees or attorneys may, in its or their sole and absolute discretion, reasonably determine as necessary or advisable for the purpose of maintaining, preserving or protecting the security constituted by this Agreement or any of the rights, remedies, powers or privileges of the Collateral Agent under this Agreement; and (d) generally, in the name of the Borrower, exercise all or any of the powers, authorities and discretions, conferred on or reserved to the Collateral Agent by or pursuant to this Agreement, and (without prejudice to the generality of any of the foregoing) to seal and deliver or otherwise perfect any deed, assurance, agreement, instrument or act as the Collateral Agent may deem proper in or for the purpose of exercising any of such powers, authorities or
discretions.   The Borrower hereby ratifies and confirms, and hereby agrees to ratify and confirm, whatever lawful acts the Collateral Agent or any of the Collateral Agent's sub-agents or attorneys shall do or purport to do in the exercise of the power of attorney granted to the Collateral Agent pursuant to this Section 13.02, which power of attorney, being given for security, is irrevocable.

          13.03 REMEDIES; OBTAINING THE COLLATERAL UPON DEFAULT. The Borrower agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, to the extent any such action is not inconsistent with the Orders and Section 9, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, and without application to or order of the Bankruptcy Court, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:

          (a) personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from the Borrower or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Borrower's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower; and

          (b) instruct the obligor or obligors on any agreement, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the Concentration Account; and

          (c) withdraw all monies, securities and instruments in the Concentration Account for application to the Obligations; and

          (d) sell, assign or otherwise liquidate, or direct the Borrower to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation; and

          (e) take possession of the Collateral or any part thereof, by directing the Borrower in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event the Borrower shall at its own expense:

               (i) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent,

              (ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 13.04, and

             (iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

     it being understood that the Borrower's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Borrower of such obligation.

          13.04 REMEDIES; DISPOSITION OF THE COLLATERAL. Upon the occurrence and continuance of an Event of Default, and to the extent not inconsistent with the Orders and Section 9, without application to or order of the Bankruptcy

Court, any Collateral repossessed by the Collateral Agent under or pursuant to
Section 13.03, and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair which the Collateral Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to such Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days' written notice to the Borrower specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Collateral Agent's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in New York City. To the extent permitted by any such requirement of law, the Collateral Agent on behalf of the Banks and/or the holders of the Notes may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 13.04 without accountability to the Borrower (except to the extent of surplus money received as provided in Section 13.06). If, under mandatory requirements of applicable law, the Collateral Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Collateral Agent need give the Borrower only such notice of disposition as shall be reasonably practicable.

          13.05 WAIVER OF CLAIMS. Except as otherwise provided in this Agreement, THE BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEAR-

ING IN CONNECTION WITH THE COLLATERAL AGENT'S TAKING POSSESSION OR THE COLLATERAL AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY SUCH STATUTE OF THE UNITED STATES OR OF ANY STATE, and the Borrower hereby further waives, to the extent permitted by law:

          (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Collateral Agent's gross negligence or wilful misconduct;

         (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and

        (iii) all rights of redemption, appraisement, valuation, stay, extension of moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and the Borrower, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

          13.06 APPLICATION OF PROCEEDS. (a) The proceeds of any Collateral obtained pursuant to Section 13.03 or disposed of pursuant to Section 13.04 as well as, after the occurrence of any Event of Default, any other amounts received or receivable by the Collateral Agent hereunder (whether held in the Concentration Account, received pursuant to Section 13.06 or otherwise) shall be applied in accordance with, and in the manner set forth in, the Orders.

          (b) It is understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the sum referred to in clause (a) of this Section 13.06 with respect to the Borrower.

          13.07 REMEDIES CUMULATIVE. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, the Orders or the other Credit Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein.
In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including attorneys' fees, and the amounts thereof shall be included in such judgment.

          13.08 DISCONTINUANCE OF PROCEEDINGS. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Borrower, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.



201 Willowbrook Boulevard               THE GRAND UNION COMPANY
Wayne, New Jersey 07470-6799            Debtor and
Attention:  Frank Nicastro              Debtor-in-Possession
Telephone:  (201) 890-6000
Facsimile:  (201) 890-6540


                                        By  /s/ Frank Nicastro
                                            -------------------------------
                                          Title: Vice President & Treasurer


One Bankers Trust Plaza                 BANKERS TRUST COMPANY,
New York, New York  10006               Individually, and as
Attention:  Ken Lang                      Agent
Telephone:  (212) 250-2500
Facsimile:  (212) 250-7200


                                        By  /s/ Dana Klein
                                            --------------------------
                                          Title: Vice President

                                                                     Schedule VI


                            PERMITTED EXISTING LIENS

PERMITTED FIRST LIENS

     (1) Senior Liens (as defined in the Final Cash Collateral Order entered by the Bankruptcy Court on February 16, 1995), but only to the extent such (x) Liens were in existence on July 12, 1992 and (y) Liens arose after July 12, 1992 and before the Filing Date and either were permitted to be so created in compliance with the Existing Credit Agreement or were not so permitted and are immaterial (but shall exclude in any event any liens and/or security interests securing the Existing Credit Agreement), (ii) valid and perfected purchase money security interests subject to the Liens as set out and more fully described in
Section 8.01(iv) of the Agreement as such Section is in effect on the date hereof and (iii) valid and perfected Liens securing interests of consignors as set out more fully in Section 8.01(ix).

PERMITTED JUNIOR LIENS

     Liens permitted pursuant to Sections 8.01(iii), (vi) and (viii) of this Agreement.